SEC File No. 333-192590

As filed with the U.S. Securities and Exchange Commission on January 27, 2015

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington D.C. 20549

POST-EFFECTIVE AMENDMENT NO. 6

(Amendment No. 6)

TO

FORM S-1

REGISTRATION STATEMENT UNDER THE SECURITIES ACT OF 1933

Natural Gas Fueling and Conversion Inc.

(Exact name of registrant as specified in its charter)

Florida

(State or other jurisdiction of incorporation or organization)

4932

(Primary Standard Industrial Classification Code Number)

46-3914127

(I.R.S. Employer Identification Number)

45 Almeria Avenue, Coral Gables, FL 33134

Tel.: (305) 430-6103

(Address, including zip code, and telephone number,

including area code, of registrant’s principal executive offices)

I. Andrew Weeraratne

7135 Collins Avenue, No. 624

Miami Beach, FL 33141

Tel.: (305) 865-8193

(Name, address, including zip code, and telephone number,

including area code, of agent for service)

As soon as practicable after this registration statement becomes effective

(Approximate date of commencement of proposed sale to the public)

If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933 check the following box: ☒

If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, or a smaller reporting company:

Large accelerated filer	☐	Accelerated filer	☐
Non-accelerated filer	☐	Smaller reporting company	☒

EXPLANATORY NOTE

This Post-Effective Amendment No. 6 relates to the Registrant’s Registration Statement on Form S-1, as amended (File No. 333-192590), initially filed by the Registrant on November 27, 2013, and subsequently amended on January 17, 2014, February 28, 2014, March 4, 2014, April 2, 2014, April 18, 2014, May 28, 2014, and declared effective by the U.S. Securities and Exchange Commission on June 12, 2014 and the Post-Effective Amendment No. 1 filed on August 29, 2014, the Post-Effective Amendment No. 2 filed on September 12, 2014 and the Post-Effective Amendment No. 3 filed on September 17, 2014 and the Post-Effective Amendment No. 4 filed on September 24, 2014 for the purpose of decreasing the Proposed Maximum Offering Price per unit from $3.00 to $0.15 and was declared effective by the U.S. Securities and Exchange Commission on October 2, 2014 and the Post-Effective Amendment No. 5 filed on January 19, 2015 for the sole purpose of requesting to extend the closing date of this offering from January 31, 2015 (as stated in the Post-Effective Amendment No. 4 filed on September 24, 2014) to June 30, 2015 due to the time it is taking to get various state approvals to sell our shares in those states.

CALCULATION OF REGISTRATION FEE

Title of Each Class of Securities to be Registered	Amount To Be Registered (1)	Proposed Maximum Offering Price Per Unit	Proposed Maximum Aggregate Offering Price	Amount of Registration Fee (2)

Class A Common Stock par value $0.0001 per share	10,000,000	$0.15	$1,500,000	$193.20	(3)

(1)

To the extent permitted by Rule 416, this registration statement also covers such additional number of shares of Class A common stock as may be issuable in the event of stock splits, stock dividends or similar transactions.

(2)

The registration fee for securities is based on an estimate of the aggregate offering price of the securities, assuming the sale of the securities at the midpoint of the high and low anticipated offering prices set forth in the prospectus, and such estimate is solely for the purpose of calculating the registration fee pursuant to Rule 457.

(3)	Such fee has already been paid by Natural Gas Fueling and Conversion Inc.

THE REGISTRANT HEREBY AMENDS THIS REGISTRATION STATEMENT ON SUCH DATE OR DATES AS MAY BE NECESSARY TO DELAY ITS EFFECTIVE DATE UNTIL THE REGISTRANT SHALL FILE A FURTHER AMENDMENT WHICH SPECIFICALLY STATES THAT THIS REGISTRATION STATEMENT SHALL THEREAFTER BECOME EFFECTIVE IN ACCORDANCE WITH SECTION 8(A) OF THE SECURITIES ACT OF 1933, AS AMENDED, OR UNTIL THE REGISTRATION STATEMENT SHALL BECOME EFFECTIVE ON SUCH DATE AS THE COMMISSION, ACTING PURSUANT TO SAID SECTION 8(A), MAY DETERMINE.

THE INFORMATION IN THIS PROSPECTUS IS NOT COMPLETE AND MAY BE CHANGED. WE MAY NOT SELL THESE SECURITIES UNTIL THE REGISTRATION STATEMENT FILED WITH THE U.S. SECURITIES AND EXCHANGE COMMISSION IS EFFECTIVE. THIS PROSPECTUS IS NOT AN OFFER TO SELL THESE SECURITIES AND WE ARE NOT SOLICITING OFFERS TO BUY THESE SECURITIES IN ANY STATE WHERE THE OFFER OR SALE IS NOT PERMITTED.

SUBJECT TO COMPLETION, DATED JANUARY [ ], 2015

PROSPECTUS

Natural Gas Fueling and Conversion Inc.

10,000,000 shares of Class A Common Stock

This is the initial offering of shares of Class A common stock (the “Common Stock”) of Natural Gas Fueling and Conversion Inc. (the “Company,” “we,” “us” or “our”). We are offering up to a total of 10,000,000 shares of our Common Stock on a self-underwritten basis, at an offering price of $0.15 per share. There is no minimum offering. All proceeds received by us from the sale of the shares of Common Stock offered hereby will be deposited into our corporate account and will immediately be available for our use (See “Use of Proceeds”).

This offering is being conducted on a “best efforts” self-underwritten basis. We are not paying any underwriting commissions in this offering. Our Common Stock will be offered and sold on our behalf by our officers and directors. The intended methods of communication with potential investors include, without limitation, telephone calls and personal contacts. Our officers and directors will not receive any commissions or proceeds from the offering for selling the shares on our behalf. We may choose to hire an investment banker to sell some of our shares for a certain commission and if we do so, we will pay such investment banker a commission that is standard in the market, based on the number of shares the banker would sell. But as of now we have no such agreement with any investment banker and we believe we have to depend on our officers and directors to sell all these shares. In the event we have an investment banker raising us funds, we will file another Post Effective Amendment to reflect the changes in our Plan of Distribution. For a description of the plan of distribution of these shares, please see page 40 of this prospectus.

Before this offering, there has been no public market for shares of our Common Stock. We plan to have our shares of Common Stock listed on the Over-the-Counter Bulletin Board (the “OTCBB”). To be quoted on the OTCBB, a market maker must apply to make a market in our Common Stock. We do not have any agreements or understanding with any market makers to date to file an application on our behalf and there is no guarantee that a market maker will file an application on our behalf.

The shares of our Common Stock will be offered from the date of the prospectus until June 30, 2015. In our sole discretion, we may extend the offering period for up to an additional 90 days. The offering will terminate on the earlier of that date, when all the shares have been sold or when our board of directors decides that it is in our best interests to terminate the offering prior to the completion of the sale of shares offered by this prospectus.

The following table shows the proceeds the Company will receive if:

•	25% of the shares offered hereby are sold;

•	50% of the shares offered hereby are sold;

•	75% of the shares offered hereby are sold; and

•	100% of the shares offered hereby are sold.

	Sale of	Sale of	Sale of	Sale of
	2,500,000	5,000,000	7,500,000	10,000,000
	Shares	Shares	Shares	Shares
Use of Proceeds	25%	50%	75%	100%
Gross proceeds	$375,000	$750,000	$1,125,000	$1,500,000
Offering expenses (1)	$3,900	$3,900	$3,900	$3,900
Net proceeds	$371,100	$746,100	$1,121,100	$1,496,100
Acquisition of service stations (2)	$0	$400,000	$800,000	$1,000,000
Working capital (3)	$371,100	$346,100	$321,100	$496,100
Total Funds Remaining	$0	$0	$0	$0

These estimates are presented for illustrative purposes only and the actual amount of proceeds received may differ. As there is no minimum offering, we cannot estimate how much in proceeds we will receive from the sale of the shares of our Common Stock offered hereby. There is no guarantee that the Company will receive any proceeds from this offering.

We are a development stage company and have limited operations. To date, we have been involved primarily in organizational, research, development and initial capital raising activities. You should only purchase shares if you can afford a loss of your investment. Our independent registered public accounting firm has issued an audit report which includes a going concern opinion as to the Company’s future operations.

We are an “emerging growth company” under the federal securities laws and will be subject to reduced public company reporting requirements.

We are not a blank check company. We have no any plans, arrangements, commitments or understandings to engage in a merger with or acquisition of another company.

The Company is a shell company as defined by Rule 405 of the Securities and Exchange Commission. Thus, an investment in the Company is likely to be an illiquid investment. Prospective investors should fully consider the potential lack of liquidity in deciding whether to purchase shares of the Company.

Investing in our Common Stock involves a high degree of risk. See “Risk Factors” beginning on page 4 of this prospectus.

Neither the U.S. Securities and Exchange Commission (the “SEC”) nor any state securities commission has approved or disapproved of these securities or determined if this prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

The date of this prospectus is January ---, 2015

ii

iii

ABOUT THIS PROSPECTUS

You should only rely on the information contained in this document or to which we have referred you. We have not authorized anyone to provide you with information otherwise. If anyone provides you with different or inconsistent information, you should not rely on it. We are not making an offer to sell these securities in any jurisdiction where the offer or sale is not permitted.

OTHER INFORMATION

We maintain our web site at www.NGFCE.com. Information on such web site is not considered a part of this prospectus. Unless specifically set forth to the contrary, when used in this prospectus the terms “Natural Gas Fueling and Conversion Inc.”, “we”, “us”, “our” and similar terms refer to Natural Gas Fueling and Conversion Inc., a Florida corporation.

PROSPECTUS SUMMARY

About Us

We are a development stage company. Our primary planned business objective is to construct, own and operate combined gasoline, diesel and natural gas (NG) vehicle fueling and service stations in the United States, along with garages to retrofit gasoline and diesel driven vehicles to run on NG. At each such fueling station we also plan to have a convenience store to serve our customers. We define each complete fueling service station as an “Operating Unit.” In securing Operating Units, we plan to implement two different approaches:

(1)	Buy land and build the Operating Units using our own design and architecture; and/or

(2)

Acquire currently operating combined gasoline and diesel stations with convenience stores and garages, and then subsequently add NG fueling bays and the equipment for the planned vehicle conversion business as needed.

We are currently conducting due diligence on several existing fueling stations in the Miami, Florida area which the Company believes are suitable acquisition targets. However, it remains the Company’s preference to purchase land and build an Operational Unit based on our own designs. If we are successful in raising the proceeds in this offering, we plan to acquire smaller gasoline and diesel fuel station with a convenience store and operate it while we raise additional money to build our Operating Units that we estimate to cost about $5,800,000 to build one Operational Unit. Currently we have no commitments to raise the additional funds needed to build an operational unit. Our ability to raise additional funds to build our operational units may depend on us operating our smaller gasoline and diesel fuel station successfully and/or due to our exposure to potential investors by being in the business, for which there is no guarantee.

Our initial primary focus will be distributing gasoline and diesel fuel to customers once we build or purchase a fueling station, as we believe there are not enough NG driven vehicles in the market at this time to substantiate building only a NG station. We also plan to have liquefied natural gas (LNG) and compressed natural gas (CNG) available for NG driven vehicles as we think NG vehicles will be as common as gasoline-driven vehicles in the future. Therefore, we may acquire existing gasoline and diesel fueling stations and expand them to include NG fueling capabilities. In certain stations we plan to build (or acquire and expand), we may have gasoline and LNG only, in some stations we may have gasoline and CNG only and in other stations we may have the means to distribute gasoline, diesel, LNG and CNG. Such determination will be made based on different factors such as the demand for LNG and/or CNG in each location and easy access to LNG and CNG supplies. We believe that the NG business is poised to go through significant changes in the near future and we plan to operate an extensive research department dedicated to our company adopting relevant changes as the market evolves.

We also plan to construct, own and operate factories to convert NG from its gaseous state to LNG (through a process of cooling NG) to be distributed to our own fueling stations and also to fueling stations owned by other independent owners and companies. CNG is produced by applying compression to NG and we may have the ability to compress NG to CNG in some fueling stations itself to distribute CNG to vehicles currently fueled by CNG. As we expand our business, we plan to have our own standalone NG to CNG conversion factories and distribute CNG to individual stations to be sold to retail customers.

Additionally, we plan to operate a vehicle conversion business through a joint venture relationship with Shenzhen HJ Technology Company Ltd. (“HJT”), which is currently operating a series of factories converting vehicles to operate on LNG and CNG in the Peoples’ Republic of China (“PRC” or “China”), using its patented Gas Intelligent Electric Control System (GIECS) technology. We have not yet conducted a due diligence review of the GIECS technology. The Company will undertake such a review upon entering into a formal joint venture agreement with HJT, and subsequent to this offering.

We have entered into a preliminary agreement with HJT, pursuant to which the parties have agreed to enter into a formal joint venture relationship in the future. The terms of such formal agreement are being negotiated by the parties and thus the costs associated with such relationship are unknown at this point. In the event that the Company and HJT do not enter into a formal joint venture agreement, the Company will seek different technology elsewhere for its planned vehicle conversion operations.

Inasmuch as HJT does not currently have certification to sell and use its LNG conversion kits in the United States, which certification is granted by the Environmental Protection Agency, the Company may obtain conversion kits from companies already certified by the Environmental Protection Agency until such time as due diligence on HJT is completed, a joint venture agreement is entered into between the Company and HJT, and certification of HJT’s conversion kits is granted.

In addition to the three business segments we have stated above, we may enter into other synergistic business segments in the industry if we find that entering into such a segment may enhance our profit potential or help us set up a better foundation for the future.

Our operations to date have been limited to our organizational activities and early stage implementation of our business plan. We do not have any revenue generating operations and we are dependent upon the proceeds from this offering to continue to implement our business plan.

Shell Company

We are a shell company as defined by Rule 405 of the Securities and Exchange Commission primarily because we currently have no or nominal operations. As a result, an investment in the Company would likely to be an illiquid investment. An investor should consider the potential illiquidity of the Company’s securities before investing in the Company.

Emerging Growth Company

We are an “emerging growth company” as defined under the federal securities laws and, as such, may elect to comply with certain reduced public company reporting requirements for future filings. As an emerging growth company, we are exempt from certain financial disclosure and governance requirements for up to five years as defined in the Jumpstart Our Business Startups Act (“the JOBS Act”), that eases restrictions on the sale of securities; and increases the number of shareholders a company must have before becoming subject to the SEC’s reporting and disclosure rules. We shall continue to be deemed an emerging growth company until the earliest of:

(a)

the last day of the fiscal year of the issuer during which it had total annual gross revenues of $1,000,000,000 (as such amount is indexed for inflation every five years by the Commission to reflect the change in the Consumer Price Index for All Urban Consumers published by the Bureau of Labor Statistics, setting the threshold to the nearest 1,000,000) or more;

(b)

the last day of the fiscal year of the issuer following the fifth anniversary of the date of the first sale of common equity securities of the issuer pursuant to an effective IPO registration statement;

(c)	the date on which such issuer has, during the previous three-year period, issued more than $1,000,000,000 in non-convertible debt; or

(d)	the date on which such issuer is deemed to be a “large accelerated filer,” as defined in section 240.12b-2 of title 17, Code of Federal Regulations, or any successor thereto.

As an emerging growth company we are exempt from Section 404(b) of Sarbanes Oxley. Section 404(a) requires Issuers to publish information in their annual reports concerning the scope and adequacy of the internal control structure and procedures for financial reporting. This statement shall also assess the effectiveness of such internal controls and procedures. Section 404(b) requires that the registered accounting firm shall, in the same report, attest to and report on the assessment on the effectiveness of the internal control structure and procedures for financial reporting.

As an emerging growth company we are also exempt from Section 14A (a) and (b) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), which requires the shareholder approval of executive compensation and golden parachutes.

We have elected to use the extended transition period for complying with new or revised accounting standards under Section 102(b)(2) of the JOBS Act, which allows us to delay the adoption of new or revised accounting standards that have different effective dates for public and private companies until those standards apply to private companies. As a result of this election, our financial statements may not be comparable to companies that comply with public company effective dates.

Our principal executive offices are located at 45 Almeria Avenue, Coral Gables, FL 33134, and our telephone number is 305-430-6103. Our fiscal year end is September 30.

SUMMARY OF THE OFFERING

Securities Offered:	Up to 10,000,000 shares of the Company’s Common Stock.

Offering Price:	$.15 cents per share.

Offering Period:	From the date of this prospectus until June 30, 2015, unless extended by the Company for an additional 90 days in its sole discretion.

Proceeds to the Company:	Assuming the following percentages of Common Stock sold in the offering, the Company will receive the following proceeds:

% of Common Stock Sold	Gross Proceeds
25	375,000
50	750,000
75	1,125,000
100	1,500,000

There is no guarantee that the Company will receive any proceeds from this offering.  The Company estimates the expenses of this offering will be approximately $3,900, which shall be deducted from the gross proceeds received in the offering.

Use of Proceeds:

We will use the net proceeds, for which there is no guarantee of receipt, of this offering to acquire currently operating small gasoline and diesel station and for working capital purposes (see “Use of Proceeds” on page 14).

Common Stock Outstanding Prior to the Offering:

12,600,000 shares of Class A Common Stock and 7,000,000 shares of Class B common stock.

Shares of Class B common stock have super voting rights giving each share of Class B common stock 10 votes for all matters on which the holders of Class A Common Stock vote.

Common Stock Outstanding After the Offering:

29,600,000 of Class A Common Stock, assuming all of the shares of Common Stock offered in this prospectus are sold, which will represent approximately 24.41% of the outstanding voting stock of the Company.

Trading Symbol:

There is currently no public market for our Common Stock.  Assuming we have a successful offering, we plan to have our shares of Common Stock quoted on the OTCBB.  To be quoted on the OTCBB, a market maker must apply to make a market in our Common Stock.  We do not have any agreements or understanding with any market maker and to file an application on our behalf and there is no guarantee that a market maker will file an application on our behalf.

Risk Factors:	Investing in our Common Stock involves a high degree of risk. Please refer to the sections “Risk Factors” and “Dilution” before making an investment in our Common Stock.

SUMMARY FINANCIAL INFORMATION

The following summary financial data should be read in conjunction with the “Management’s Discussion and Analysis of Financial Condition and Results of Operations” and the Financial Statements and Notes thereto, included elsewhere in this prospectus.

For the Period
from Inception
(October 2, 2013)
through
September 30, 2014
Statement of Operations

Revenues	-0-
Cost of Revenues	-0-
General and Administrative Expenses	84,951
Total Operating Expenses	84,951
Total Other Expenses	3,978
Net Income/(Loss)	(88,930)

As of
September 30, 2014
Balance Sheet Data

Cash	34,358
Marketable Securities	76,022
Total Assets	110,380
Total Liabilities	3,000
Stockholders’ Equity	107,380

RISK FACTORS

An investment in our Common Stock involves a significant degree of risk. You should not invest in our Common Stock unless you can afford to lose your entire investment. You should consider carefully the following risk factors and other information in this prospectus before deciding to invest in our Common Stock.

Risks Related to this Offering

WE ARE DEPENDENT UPON THE PROCEEDS OF THIS OFFERING TO PROVIDE FUNDS TO DEVELOP OUR BUSINESS. BECAUSE THIS IS A BEST-EFFORTS OFFERING, THERE ARE NO ASSURANCES WE WILL RAISE SUFFICIENT CAPITAL TO ENABLE US TO DEVELOP OUR BUSINESS.

We are dependent upon the proceeds from this offering to provide funds for the development of our business. If we sell less than all of the shares of our Common Stock offered hereby, we will have significantly less funds available to us to implement our business strategy, and our ability to generate any revenues may be adversely affected. While this offering seeks to raise some portion of the capital we will need, this is a “best-efforts” offering with no minimum and there are no assurances we will be able to sell all or any portion of the shares of our Common Stock offered hereby. Even if we sell all of the shares offered hereby, we cannot guarantee prospective investors that we will ever generate any significant revenues or report profitable operations, or that our revenues will not decline in future periods. We do not have any firm commitments to provide capital and we anticipate that we will have certain difficulties raising capital given the development stage of our company, and the lack of a public market for our securities. Accordingly, we cannot assure you that additional working capital as needed will be available to us upon terms acceptable to us. If we do not raise funds as needed, our ability to continue to implement our business model is in jeopardy and we may never be able to achieve profitable operations. In that event, our ability to continue as a going concern is in jeopardy and you could lose all of your investment in our company.

SINCE OUR PROSPECTUS FILED ON FORM S-1 TO SELL SHARES AT $3.00 PER SHARE WENT EFFECTIVE ON JUNE 12TH, 2014, WE HAVE FILED A POST-EFFECTIVE AMENDMENT TO THE S-1, TO REDUCE THE SHARE PRICE SIGNIFICANTLY TO $.15 CENTS PER SHARE WITHOUT SELLING ANY SHARES AT $3.00 PER SHARE. THAT WILL BRING THE AMOUNT OF FUNDS WE CAN RAISE FROM THIS OFFERING DOWN DRASTICALLY ALLOWING US

ONLY TO BEGIN A MINIMAL OPERATION AND REQUIRING US TO RAISE MORE FUNDS TO ACCOMPLISH OUR MEDIUM TO LONG TERM GOALS OF BUILDING OPERATIONAL UNITS THAT WE ESTIMATE TO COST US ABOUT $5,800,000 PER UNIT THAT WE MAY NOT BE ABLE ACCOMPLISH UNLESS WE DO ANOTHER OFFERING AND RAISE ADDITIONAL MONEY OR BORROW SUCH FUNDS FOR WHICH THERE IS NO COMMITMENT OR ASSURANCE. THAT UNCERTAINTY MAY INCREASE THE RISK TO THE INVESTORS OF THIS OFFERING FURTHER.

The Form S-1 we originally filed to sell 10,000,000 at $3.00 per share went effective as of June 12, 2014. Since then, as we have disclosed elsewhere in this prospectus, certain circumstances prompted us to file a post-effective amendment to drastically reduce our share price to $.15 cents per share without selling any shares at $3.00 per share. At $.15 cents per share, even if we sell all the 10,000,000 shares, for which is there is no assurance, the funds we raise will be enough only to begin a minimal operation as we have illustrated elsewhere in this post-effective amendment. That would definitely require us to either borrow or do another offering to sell more equity to raise additional money to accomplish our medium to long term goals such as building our own Operational Units that we estimate to cost about $5,800,000 per Operational Unit. Currently we have no commitment to raise such additional funds. Even if we find interested investors in the future, for which there is no commitment or assurance, it may take longer than we anticipate to raise funds through another offering or by borrowing and we may run out of funds prior to that and also will dilute our shares further even if we are successful in following the legal procedures and raise funds on time accordingly. That uncertainty may further increase the risk and may be detrimental to the potential investors who buy shares from this offering.

WE ARE DEPENDING ON SELLING AT LEAST APPROXIMATELY 50% OF THIS OFFERING SUCCESSFULLY EVEN TO ACQUIRE A SMALLER GASOLINE AND DIESEL STATION TO BEGIN OUR OPERATIONS. IF WE SELL ONLY 25% OR LESS IN THIS OFFERING THE WHOLE SUCH PROCEEDS WILL GO TO OUR WORKING CAPITAL REQUIRING US TO EITHER BORROW FUNDS OR DO ANOTHER OFFERING TO SELL ADDITIONAL EQUITY TO RAISE MORE FUNDS TO ACQUIRE EVEN THE FIRST GASOLINE STATION. CURRENTLY WE HAVE NO COMMITMENTS TO BORROW OR RAISE SUCH FUNDS THROUGH ANOTHER OFFERING AND THUS THE INVESTORS OF THIS OFFERING FACE THE POSSIBILITY OF US NOT BEING ABLE TO EVEN BUY A SINGLE STATION, FORCING US TO CLOSE DOWN OUR BUSINESS IN THE EVENT WE RAISE APPROXIMATELY 25% OR LESS AND NOT ABLE TO RAISE MORE FUNDS.

As we have illustrated on page 14, under use of funds, if we were to raise approximately 25% or less from this offering then the whole such proceeds will go to our working capital since it won’t be adequate even to buy a small currently operating gasoline station requiring us to immediately raise additional funds to acquire even our first station. Currently we have no commitments to raise such funds by borrowing or through another equity offering. If we were to do another offering it may take additional time and may cost us most of the funds in hand and since we have no commitments even in the event we do another offering, we may run out of funds in the process and thus the investors who buy our stock in this offering may stand to lose their total investments with us.

OUR MANAGEMENT HAS FULL DISCRETION AS TO THE USE OF PROCEEDS FROM THIS OFFERING.

We anticipate that the net proceeds from this offering will be used the purposes set forth under “Use of Proceeds” appearing elsewhere in this prospectus. We reserve the right, however, to use the net proceeds from this offering for other purposes not presently contemplated which we deem to be in our best interests in order to address changed circumstances and opportunities. As a result of the foregoing, investors in the shares of Common Stock offered hereby will be entrusting their funds to our management, upon whose judgment and discretion the investors must depend.

THE COMPANY IS A SHELL COMPANY AND AS SUCH IT IS LIKELY THAT YOUR INVESTMENT WILL BE ILLIQUID

The Company is a shell company as defined by Rule 405 of the Securities and Exchange Commission. As such, it is likely that the securities offered herein will be illiquid. In addition, because the Company is so defined, there currently exist restrictions on the ability of the Company to issue registration statements using Form S-8, which is used to issue securities to employees for stock option or other similar plans, thereby restricting the ability to offer securities to its employees, officers and directors securities in the Company. Additionally, because the Company is deemed a shell company, there are significant restrictions on the ability of holders of non-registered securities to convert them to registered securities under Rule 144 of the Securities and Exchange Commission.

Risks Related to Our Business

WE HAVE ELECTED THE OPT-IN RIGHT FOR EMERGING GROWTH COMPANIES THAT ALLOWS FOR EXEMPTIONS FROM CERTAIN REPORTING STANDARDS AND AS A RESULT, OUR FINANCIAL STATEMENTS MAY NOT BE COMPARABLE WITH OTHER COMPANIES IN OUR INDUSTRY THAT COMPLY WITH SUCH STANDARDS.

We have elected to use the extended transition period for complying with new or revised accounting standards under Section 102(b)(2) of the Jobs Act, which allows us to delay the adoption of new or revised accounting standards that have different effective dates for public and private companies until those standards apply to private companies. As a result of this election, our financial statements may not be comparable to companies that currently comply with the new standards.

WE HAVE A LIMITED OPERATING HISTORY THAT YOU CAN USE TO EVALUATE US, AND THE LIKELIHOOD OF OUR SUCCESS MUST BE CONSIDERED IN LIGHT OF THE PROBLEMS, EXPENSES, DIFFICULTIES, COMPLICATIONS AND DELAYS FREQUENTLY ENCOUNTERED BY A SMALL DEVELOPING COMPANY.

We were incorporated in the State of Florida in October 2013. We currently have no significant assets or financial resources. The likelihood of our success must be considered in light of the problems, expenses, difficulties, complications and delays frequently encountered by a small developing company starting a new business enterprise and the highly competitive environment in which we will operate. Since we have a limited operating history, we cannot assure you that our business will be profitable or that we will ever generate sufficient revenues to meet our expenses and support our anticipated activities.

THE LIKELIHOOD OF OUR ABILITY TO OPERATE MUST BE CONSIDERED IN LIGHT OF THE PROBLEMS, EXPENSES, DIFFICULTIES, COMPLICATIONS AND DELAYS THAT WE ENCOUNTER, SUCH AS OUR LACK OF BUSINESS AND LACK OF CAPITAL.

We were incorporated in Florida in October 2013. Our lack of business and lack of capital materially threaten our ability to operate. The likelihood of our ability to continue to operate must be considered in light of the problems, expenses, difficulties, complications and delays that we encounter, such as our lack of capital. Becoming a public company may provide us with the ability to raise money and finance our operations until and if our revenues increase. If we are not successful in becoming a publicly reporting company and raising the necessary capital to continue to operate, or cannot overcome certain difficulties, complications and delays, such as our lack of capital, we will no longer be able to operate.

WE WILL REQUIRE GOVERNMENT REGULATORY APPROVALS AND WILL HAVE TO ABIDE BY ENVIRONMENT REGULATIONS ENFORCED BY THE ENVIRONMENTAL PROTECTION AGENCY IN OPERATING OUR VEHICLE CONVERSION DIVISION, AND WE MAY FIND IT TOO COSTLY OR UNABLE TO GET SUCH CLEARANCE TO SUCCESSFULLY CONDUCT BUSINESS.

Our current business plan anticipates the Company operating a division focused on converting vehicles that currently run on gasoline and diesel to run on NG. In the United States, the Environmental Protection Agency (“EPA”) has complex regulations that we have to abide by in order to conduct the vehicle conversion business. We may find these regulations to be prohibitively costly, possibly requiring us to charge our potential customers higher fees in order to be competitive and profitable. In the event that the EPA regulations are too costly or we do not receive EPA clearance to operate our planned vehicle conversion business, we will not be able to effectively carry out our business plan and our results of operations will be adversely affected.

THE SUCCESS OF OUR BUSINESS MODEL IS DEPENDENT UPON OUR ABILITY TO IDENTIFY LOCATIONS THAT WILL GENERATE SUBSTANTIAL NG VEHICLE TRAFFIC IN ORDER TO BUILD AND OPERATE NG SERVICE STATIONS PROFITABLY, EITHER DIRECTLY BY US OR THROUGH FRANCHISEES.

The first significant piece of the Company’s business plan is to build and operate NG refueling and service stations to generate revenue. As vehicles in the United States that run on NG are limited, a significant market for our services may not develop as we anticipate. In the event that the NG automobile market does not develop in the United States or we are not able to identify suitable locations for our NG refueling and service stations, we will not be able to effectively carry out our business plan and our results of operations will be adversely affected.

WE MAY NEED ADDITIONAL FINANCING WHICH WE MAY NOT BE ABLE TO OBTAIN ON ACCEPTABLE TERMS. ADDITIONAL CAPITAL RAISING EFFORTS IN FUTURE PERIODS MAY BE DILUTIVE TO OUR THEN CURRENT SHAREHOLDERS OR RESULT IN INCREASED INTEREST EXPENSE IN FUTURE PERIODS.

We may be required to raise additional working capital in order to fully implement our business model. Our future capital requirements, however, depend on a number of factors, including our operations, our ability to grow revenues from other sources, our ability to manage the growth of our business and our ability to control our expenses. If we raise additional capital through the issuance of debt, this will result in increased interest expense. If we raise additional funds through the issuance of equity or convertible debt securities, the percentage ownership of our company held by existing shareholders will be reduced and those shareholders may experience significant dilution. In addition, new securities may contain certain rights, preferences or privileges that are senior to those of the shares of Common Stock. We cannot assure that we will be able to raise the working capital as needed in the future on terms acceptable to us, if at all. If we do not raise funds as needed, we will be unable to fully implement our business model, fund our ongoing operations or grow our company.

THE CHIEF EXECUTIVE OFFICER AND ANOTHER EXECUTIVE OFFICER OF OUR COMPANY ARE INVOLVED AS EXECUTIVE OFFICERS OF ANOTHER COMPANY THAT IS CURRENTLY PLANNING ON SETTING UP AN IDENTICAL OPERATION IN CHINA. THUS A CONFLICT OF INTEREST MAY ARISE WITH THEIR DUTIES TO BOTH COMPANIES.

I. Andrew Weeraratne, the Company’s Chief Executive Officer, the Chief Financial Officer and member of the Company’s board of directors, as well as the majority shareholder of the Company, is also the Chief Executive Officer, Chief Financial Officer, a director and the major shareholder of High Tech Fueling Service and Distribution Inc. (“HFSD”), a U.S. holding company that is planning on setting up NG stations and factories in China. Our President, Eugene Nichols is also an executive officer of HFSD and therefore, they may have a conflict of interest related to the time they have to devote to the management of each of these companies. Such conflict of interest may be detrimental to the Company’s shareholders.

OUR MANAGEMENT MAY BE UNABLE TO IDENTIFY LOCATIONS TO BUILD A FUELING AND SERVICE STATION AND/OR EFFECTIVELY INTEGRATE OUR MANAGEMENT STYLE TO OUR FRANCHISEES AND THUS WE MAY BE UNABLE TO FULLY REALIZE THE ANTICIPATED BENEFITS OF SETTING UP FRANCHISES WHICH MAY AFFECT OUR GROWTH.

We are subject to various risks associated with our growth strategy, including the risk that we will be unable to identify suitable locations and franchise partners. Any future expansion plans will be subject to a number of challenges, including:

•	the diversion of management time and resources and the potential disruption of our ongoing business;

•	difficulties in maintaining uniform standards, controls, procedures and policies;

•	unexpected costs and time associated with upgrading both the internal accounting systems as well as educating each of their staffs as to the proper collection and recordation of financial data;

•	potential unknown liabilities associated with franchising operations the difficulty of retaining key alliances on attractive terms with partners and suppliers; and

•	the difficulty of retaining and recruiting key personnel and maintaining employee morale.

WE MAY ACQUIRE NG STATIONS ALREADY IN OPERATION IN EXCHANGE FOR STOCK OF OUR COMPANY, AND SUCH ACQUISITION EFFORTS IN FUTURE PERIODS MAY BE DILUTIVE TO OUR THEN CURRENT SHAREHOLDERS.

Our business model may result in the issuance of our securities to consummate certain acquisitions in the future. As a result, the percentage ownership of our company held by existing shareholders will be reduced and those shareholders may experience significant dilution. In addition, new securities may contain certain rights, preferences or privileges that are senior to those of our Common Stock. As our affiliates control a majority of the Company’s voting securities, we will generally not need to solicit our shareholders’ consent before entering into acquisition transactions. Our shareholders are dependent upon the judgment of our management in determining the number and characteristics of any securities issued as consideration in a potential acquisition.

WE ARE DEPENDENT ON CERTAIN KEY PERSONNEL AND THE LOSS OF THESE KEY PERSONNEL COULD HAVE A MATERIAL ADVERSE EFFECT ON OUR BUSINESS, FINANCIAL CONDITION AND RESULTS OF OPERATIONS.

Our success is, to a certain extent, attributable to the management, sales and marketing and operational expertise of key personnel who will perform key functions in the operation of our business. The loss of one or more of these key employees could have a material adverse effect upon our business, financial condition and our results of operations could be adversely impacted.

IF THE PRICES OF CNG AND LNG DO NOT REMAIN SUFFICIENTLY BELOW THE PRICES OF GASOLINE AND DIESEL, POTENTIAL CUSTOMERS WILL HAVE LESS INCENTIVE TO PURCHASE NG VEHICLES, WHICH WOULD DECREASE DEMAND FOR CNG AND LNG AND REDUCE OUR POTENTIAL GROWTH.

NG vehicles cost more than comparable gasoline or diesel powered vehicles because of the components needed for a vehicle to use NG add to a vehicle’s base cost. If the prices of CNG and LNG do not remain sufficiently below the prices of gasoline or diesel, operators may be unable to recover the additional costs of acquiring or converting to NG vehicles in a timely manner, and they may choose not to use NG vehicles. Our ability to offer CNG and LNG fuel to our customers at lower prices than gasoline and diesel depends in part on NG prices remaining lower, on an energy equivalent basis, than oil prices. If the price of oil, gasoline and diesel declines, it will make it more difficult for us to offer our customers discounted prices for CNG and LNG and maintain an acceptable margin on our sales. Recent and significant volatility in oil and gasoline prices demonstrate that it is difficult to predict future transportation fuel costs. In addition, any new regulations imposed on NG extraction, particularly on extraction of NG from shale formations, could increase the costs of gas production or make it more costly to produce NG, which could lead to substantial increases in the price of NG. Reduced prices for gasoline and diesel fuel may cause potential customers to delay or reject converting their fleets to run on NG. In that event, sales of NG fuel and vehicles would be slowed and our results of operations could be adversely impacted.

THE VOLATILITY OF NG PRICES COULD ADVERSELY IMPACT THE ADOPTION OF CNG AND LNG VEHICLE FUEL AND OUR BUSINESS.

In the recent past, the price of NG has been volatile, and this volatility may continue. Increased NG prices affect the cost to us of NG and will adversely impact our projected operating margins in cases where we have committed to sell NG at a fixed price without an effective futures contract in place that fully mitigates the price risk or where we otherwise cannot pass the increased costs on to our customers. In addition, higher NG prices may cause CNG and LNG to cost as much as or more than gasoline and diesel generally, which would adversely impact the adoption of CNG and LNG as a vehicle fuel and consequently our business.

OUR GROWTH IS INFLUENCED BY GOVERNMENT INCENTIVES AND MANDATES FOR CLEAN BURNING FUELS AND ALTERNATIVE FUEL VEHICLES. THE FAILURE TO PASS NEW LEGISLATION WITH INCENTIVE PROGRAMS MAY ADVERSELY AFFECT OUR BUSINESS.

The NG business is influenced by federal, state and local government tax credits, rebates, grants and similar incentives that promote the use of NG and renewable natural gas (RNG) as a vehicle fuel, as well as bylaws, rules and regulations that require reductions in carbon emissions. The absence of these programs and incentives could have a detrimental effect on the NG vehicle and fueling industry, and as a result our projected revenue and related financial performance may be adversely affected.

OUR GROWTH DEPENDS IN PART ON ENVIRONMENTAL REGULATIONS AND PROGRAMS MANDATING THE USE OF CLEANER BURNING FUELS, AND MODIFICATION OR REPEAL OF THESE REGULATIONS MAY ADVERSELY IMPACT OUR BUSINESS.

Our business depends in part on environmental regulations and programs that promote or mandate the use of cleaner burning fuels, including NG and RNG for vehicles. Industry participants with a vested interest in gasoline and diesel, many of which have substantially greater resources than we do, invest significant time and money in an effort to influence environmental regulations in ways that delay or repeal requirements for cleaner vehicle emissions. Further, economic difficulties may result in the delay, amendment or waiver of environmental regulations due to the perception that they impose increased costs on the transportation industry that cannot be absorbed in a challenging economy. The delay, repeal or modification of federal or state regulations or programs that encourage the use of cleaner vehicles could also have a detrimental effect on NG vehicle industry, which, in turn, could slow our growth and adversely affect our business.

WE FACE INCREASING COMPETITION FROM OIL AND GAS COMPANIES, FUEL PROVIDERS, REFUSE COMPANIES, INDUSTRIAL GAS COMPANIES, NG UTILITIES AND OTHER ORGANIZATIONS THAT HAVE FAR GREATER RESOURCES AND BRAND AWARENESS THAN US.

A significant number of established businesses, including oil and gas companies, refuse collectors, NG utilities and their affiliates, industrial gas companies, station owners, fuel providers and other organizations have entered or are planning to enter the NG fuels market. Many of these current and potential competitors have substantially greater financial, marketing, research and other resources than we have. If we are not able to successfully compete with these entities our financial position and results of operations will be materially adversely affected.

IF THERE ARE ADVANCES IN OTHER ALTERNATIVE VEHICLE FUELS OR TECHNOLOGIES, OR IF THERE ARE IMPROVEMENTS IN GASOLINE, DIESEL OR HYBRID ENGINES, DEMAND FOR NG VEHICLES MAY DECLINE AND OUR BUSINESS MAY SUFFER.

Technological advances in the production, delivery and use of alternative fuels that are, or are perceived to be, cleaner, more cost-effective or more readily available than CNG, LNG or RNG, have the potential to slow adoption of NG vehicles. Advances in gasoline and diesel engine technology, especially hybrids, may offer a cleaner, more cost-effective option and make fleet customers less likely to convert their fleets to NG. Technological advances related to ethanol or biodiesel, which are increasingly used as an additive to, or substitute for, gasoline and diesel fuel, may slow the need to diversify fuels and affect the growth of the NG vehicle market. Use of electric heavy duty trucks or the perception that electric heavy duty trucks may soon be widely available and provide satisfactory performance in heavy duty applications may reduce demand for heavy duty LNG trucks. In addition, hydrogen and other alternative fuels in experimental or developmental stages may eventually offer a cleaner, more cost-effective alternative to gasoline and diesel than NG. Advances in technology that slow the growth of or conversion to NG vehicles, or which otherwise reduce demand for NG as a vehicle fuel, will have an adverse effect on our business. Failure of NG vehicle technology to advance at a sufficient pace may also limit its adoption and our ability to compete with other businesses providing alternative fuels and alternative fuel vehicles.

OUR ABILITY TO OBTAIN LNG IS CONSTRAINED BY FRAGMENTED AND LIMITED PRODUCTION AND INCREASING COMPETITION FOR LNG SUPPLY. IF WE ARE REQUIRED TO SUPPLY LNG FROM DISTANT LOCATIONS AND CANNOT PASS THESE COSTS THROUGH TO OUR CUSTOMERS, OUR PROJECTED OPERATING MARGINS WILL DECREASE ON THOSE SALES DUE TO OUR INCREASED TRANSPORTATION COSTS.

Production of LNG is fragmented and limited. It may be difficult for us to obtain LNG without interruption and near our projected markets at competitive prices or at all. If we are unable to purchase enough of LNG to meet customer demand, we may be liable to our potential customers for penalties and lose customers. Competition for LNG supply is escalating. If we experience a LNG supply interruption or LNG demand exceeds available supply, or if we have difficulty entering or maintaining relationships with contract carriers to deliver LNG on our behalf, our ability to expand future LNG sales to new customers will be limited, our relationships with potential customers may be disrupted and our results of operations may be adversely affected. Furthermore, because transportation of LNG is relatively expensive, if we are required to supply LNG from distant locations and cannot pass these costs through to our customers, our projected operating margins will decrease on those sales due to our increased transportation costs.

APPROXIMATELY 25% OF COMPANY’S CURRENT ASSETS ARE IN PUBLICLY TRADED STOCKS AND ANY SUDDEN MARKET DOWNTURN THAT WOULD LAST A LONG TIME MAY MAKE IT HARDER FOR US TO LIQUIDATE SOME OR ALL OF OUR MARKETABLE SECURITIES CAUSING US SEVERE LOSSES FROM THE SALE OF SUCH STOCKS CAUSING US EVEN FURTHER FINANCIAL HARDSHIP AND EVEN TERMINATE OUR OPERATIONS, UNLESS WE RAISE ANY MONEY FROM THIS OFFERING TO WEATHER SUCH AN EVENTUALITY.

In May 2014, we opened a brokerage account with Interactive Brokers LLC to invest a portion of our excess cash in dividend paying stocks while hedging them with options. I. Andrew Weeraratne, the Company’s Chief Executive Officer, manages the account. As of September 30, 2014, the Company had $27,561 of value in such marketable securities, or about 25% of the value of the Company’s current assets. Any sudden market crash that would be prolonged would cause us to liquidate those securities at whatever the market price at the time to maintain adequate cash to carry on with our operations unless we raise adequate funds to cover our current expenses.

Risks Related to Our Common Stock

OUR MAJORITY STOCKHOLDER OWNS 4,000,000 SHARES OF OUR CLASS A COMMON STOCK AND 7,000,000 SHARES OF OUR CLASS B COMMON STOCK. BECAUSE OF THE VOTING PREFERENCE GRANTED TO HOLDERS OF SERIES B COMMON STOCK, THE MAJORITY SHAREHOLDER CURRENTLY HOLDS VOTING RIGHTS EQUAL TO HOLDING 74,000,000 SHARES OF CLASS A COMMON STOCK, WHICH REPRESENTS APPROXIMATELY 89.59% OF THE CURRENT OUTSTANDING VOTING STOCK OF THE COMPANY. THE MAJORITY SHAREHOLDER’S INTERESTS MAY DIFFER FROM YOURS AND HE WILL BE ABLE TO EXERT SIGNIFICANT INFLUENCE OVER OUR CORPORATE DECISIONS, INCLUDING A CHANGE OF CONTROL.

As of filing date of this report, Mr. I. Andrew Weeraratne, our Chief Executive Officer, held 4,000,000 shares of Class A Common Stock and 7,000,000 shares of Class B common stock, which gives him voting rights equal to 74,000,000 shares of Common Stock because of the 10:1 voting preference granted to the series of Class B common stock. Assuming a full subscription of this offering for 10,000,000 shares of Common Stock, Mr. Weeraratne will control approximately 79.91% of the Company’s outstanding voting stock. As a result, he will be able to influence or control matters requiring approval by our stockholders, including the election of directors and the approval of mergers, acquisitions or other extraordinary transactions. Mr. Weeraratne may have interests that differ from yours and may vote in a way with which you disagree and that may be adverse to your interests. This concentration of ownership may have the effect of delaying, preventing or deterring a change of control of our company, could deprive our stockholders of an opportunity to receive a premium for their stock as part of a sale of our company and may affect the potential market price of our stock. Conversely, this concentration may facilitate a change in control at a time when you and other investors may prefer not to sell.

OUR ARTICLES OF INCORPORATION PROVIDE SUPER VOTING RIGHTS AND OTHER PRIVILEGES TO OUR CLASS B SHAREHOLDERS INCLUDING A STIPULATION THAT CERTAIN ACTIONS BY THE COMPANY WON’T BE PERMITTED WITHOUT THE PRIOR WRITTEN CONSENT OF THE HOLDERS OF AT LEAST A MAJORITY OF THE VOTING POWER OF THE THEN OUTSTANDING CLASS B COMMON STOCK, PROVIDING CLASS B COMMON STOCK SHAREHOLDERS WITH SIGNIFICANT INFLUENCE OVER THE COMPANY’S OPERATIONS, WHICH MAY BE DETRIMENTAL TO THE OTHER SHAREHOLDERS AND POTENTIAL INVESTORS.

The Company’s Articles of Incorporation provide that so long as any shares of Class B common stock are outstanding, the Company may not take any of the following actions without the prior written consent of the holders of at least a majority of the voting power of the then outstanding Class B common stock:

•

sell, convey or otherwise dispose of or encumber all or substantially all of our assets, or merger with or consolidate with another corporation, other than our wholly-owned subsidiary, or effect any transaction or series of transactions in which more than 50% of the voting power of our company is transferred or disposed of;

•	alter or change any of the rights of the Class B common stock or increase or decrease the number of shares authorized;

•

authorize or obligate our company to authorize any other equity security or security which is convertible or exercisable into an equity security of our company which has rights, preferences or privileges which are superior to, on a parity with or similar to the Class B common stock;

•	redeem or repurchase any of our securities;

•	amend our articles of incorporation; or

•	change the authorized number of our board of directors.

This stipulation may discourage certain major investors from investing in our company and thus may have a negative effect on our results of operations.

THE OFFERING PRICE OF THE SHARES OF COMMON STOCK WAS ARBITRARILY DETERMINED, AND THEREFORE SHOULD NOT BE USED AS AN INDICATOR OF THE FUTURE MARKET PRICE OF THE COMMON STOCK. THEREFORE, THE OFFERING PRICE BEARS NO RELATIONSHIP TO THE ACTUAL VALUE OF THE COMPANY, AND MAY MAKE OUR SHARES DIFFICULT TO SELL.

The offering price for the shares of Common Stock was arbitrarily determined by the Company’s management. The facts considered in determining the offering price were our financial condition and prospects, our limited operating history and the general condition of the securities market. The offering price is not an indication of and is not based upon the actual value of the Company. The offering price bears no relationship to the book value, assets or earnings of the Company or any other recognized criteria of value. The offering price should not be regarded as an indicator of a future market price of the Common Stock.

IF WE FAIL TO ESTABLISH AND MAINTAIN AN EFFECTIVE SYSTEM OF INTERNAL CONTROL, WE MAY NOT BE ABLE TO REPORT OUR FINANCIAL RESULTS ACCURATELY OR TO PREVENT FRAUD. ANY INABILITY TO REPORT AND FILE OUR FINANCIAL RESULTS ACCURATELY AND TIMELY COULD HARM OUR REPUTATION AND ADVERSELY IMPACT THE TRADING PRICE OF OUR COMMON STOCK.

Effective internal control is necessary for us to provide reliable financial reports and prevent fraud. If we cannot provide reliable financial reports or prevent fraud, we may not be able to manage our business as effectively as we would if an effective control environment existed, and our business and reputation with investors may be harmed. As a result, our small size and any current internal control deficiencies may adversely affect our financial condition, results of operation and access to capital. We have not performed an in-depth analysis to determine if in the past un-discovered failures of internal controls exist, and may in the future discover areas of our internal control that need improvement.

THERE IS NO ASSURANCE OF A PUBLIC MARKET OR THAT THE COMMON STOCK WILL EVER TRADE ON A RECOGNIZED EXCHANGE, THEREFORE, YOU MAY BE UNABLE TO LIQUIDATE YOUR INVESTMENT IN OUR COMMON STOCK.

There is no established public trading market for our Common Stock. Our shares of Common Stock are not currently and have not ever been listed or quoted on any exchange or quotation system. There can be no assurance that a market maker will agree to file the necessary documents with FINRA, nor can there be any assurance that such an application for quotation will be approved or that a regular trading market will develop or that if developed, will be sustained. In the absence of a trading market, an investor may be unable to liquidate his or her investment.

A DTC “CHILL” ON THE ELECTRONIC CLEARING OF TRADES IN OUR SECURITIES IN THE FUTURE MAY AFFECT THE LIQUIDITY OF OUR STOCK AND OUR ABILITY TO RAISE CAPITAL.

Because our common stock is considered a “penny stock,” there is a risk that the Depository Trust Company (“DTC”) may place a “chill” on the electronic clearing of trades in our securities. This may lead some brokerage firms to be unwilling to accept certificates and/or electronic deposits of our stock and other securities and also some may not accept trades in our securities altogether. A future DTC chill would affect the liquidity of our securities and make it difficult to purchase or sell our securities in the open market. It may also have an adverse effect on our ability to raise capital because investors may be unable to easily resell our securities into the market. Our inability to raise capital on terms acceptable to us, if at all, could have a material and adverse effect on our business and operations.

OUR COMMON STOCK IS A “PENNY STOCK.” TRADING OF OUR COMMON STOCK MAY BE RESTRICTED BY THE SEC’S PENNY STOCK REGULATIONS, WHICH MAY LIMIT A STOCKHOLDER’S ABILITY TO BUY AND SELL OUR COMMON STOCK.

Our stock is a penny stock. The “SEC” has adopted Rule 15g-9, which generally defines “penny stock” to be any equity security that has a market price (as defined in Rule 15g-9) less than $5.00 per share or an exercise price of less than $5.00 per share, subject to certain exceptions. Our securities are covered by the penny stock rules, which impose additional sales practice requirements on broker-dealers who sell to persons other than established customers and “accredited investors.” The term “accredited investor” refers generally to institutions with assets in excess of $5,000,000 or individuals with a net worth in excess of $1,000,000(excluding the value of a primary residence) or annual income exceeding $200,000 or $300,000 jointly with their spouse. The penny stock rules require a broker-dealer, prior to a transaction in a penny stock not otherwise exempt from the rules, to deliver a standardized risk disclosure document in a form prepared by the SEC, which provides information about penny stocks and the nature and level of risks in the penny stock market. The broker-dealer also must provide the customer with current bid and offer quotations for the penny stock, the compensation of the broker-dealer and its salesperson in the transaction and monthly account statements showing the market value of each penny stock held in the customer’s account. The bid and offer quotations, and the broker-dealer and salesperson compensation information, must be given to the customer orally or in writing prior to effecting the transaction and must be given to the customer in writing before or with the customer’s confirmation.

In addition, the penny stock rules require that prior to a transaction in a penny stock not otherwise exempt from these rules; the broker-dealer must make a special written determination that the penny stock is a suitable investment for the purchaser and receive the purchaser’s written agreement to the transaction. These disclosure requirements may have the effect of reducing the level of trading activity in the secondary market for the stock that is subject to these penny stock rules. Consequently, these penny stock rules may affect the ability of broker-dealers to trade our securities. We believe that the penny stock rules discourage investor interest in and limit the marketability of our Common Stock.

WE DO NOT EXPECT TO PAY DIVIDENDS FOR SOME TIME, WHICH COULD RESULT IN NO RETURN ON YOUR INVESTMENT.

We have never declared or paid cash dividends on our common stock. We currently intend to retain our earnings, if any, to provide funds for the operation and expansion of our business and, therefore, do not anticipate declaring or paying cash dividends in the foreseeable future. Any payment of future dividends will be at the discretion of the Company’s board of directors and will depend upon, among other things, our earnings, financial condition, capital requirements, level of indebtedness, contractual restrictions with respect to the payment of dividends and other relevant factors of our operations.

CAUTIONARY STATEMENT REGARDING FORWARD-LOOKING INFORMATION

Various statements in this prospectus contain or may contain forward-looking statements that are subject to known and unknown risks, uncertainties and other factors which may cause actual results, performance or achievements to be materially different from any future results, performance or achievements expressed or implied by such forward-looking statements. These forward-looking statements were based on various factors and were derived from utilizing numerous assumptions and other factors that could cause our actual results to differ materially from those in the forward-looking statements. These statements are only predictions and involve known and unknown risks, uncertainties and other factors, including those discussed under “Risk Factors,” which could cause our actual results to differ from those projected in any forward-looking statements we make.

Most of these factors are difficult to predict accurately and are generally beyond our control. You should consider the areas of risk described in connection with any forward-looking statements that may be made herein. Readers are cautioned not to place undue reliance on these forward-looking statements and readers should carefully review this prospectus in its entirety, including the risks described in “Risk Factors.” Except for our ongoing obligations to disclose material information under the Federal securities laws, we undertake no obligation to release publicly any revisions to any forward-looking statements, to report events or to report the occurrence of unanticipated events. These forward-looking statements speak only as of the date of this prospectus, and you should not rely on these statements without also considering the risks and uncertainties associated with these statements and our business.

MARKET PRICE OF AND DIVIDENDS ON THE REGISTRANT'S COMMON EQUITY

AND RELATED STOCKHOLDER MATTERS

(a) Market Information

There is presently no public market for our shares of Common Stock. We anticipate applying for quoting of our Common Stock on the OTCBB upon the effectiveness of the registration statement of which this prospectus forms apart. However, we can provide no assurance that our shares of Common Stock will be quoted on the OTCBB or, if quoted, that a public market will materialize.

(b) Holders

As of the filing date of this report, the Company had 20 shareholders of its Common Stock.

(c) Dividends

We have never paid cash dividends on our Common Stock. Payment of dividends will be within the sole discretion of our board of directors and will depend, among other factors, upon our earnings, capital requirements and our operating and financial condition. In addition, under Florida law, we may declare and pay dividends on our Common Stock either out of our surplus, as defined in the relevant Florida statutes, or if there is no such surplus, out of our net profits for the fiscal year in which the dividend is declared and/or the preceding fiscal year. If, however, the capital of our company, computed in accordance with the relevant Florida statutes, has been diminished by depreciation in the value of our property, or by losses, or otherwise, to an amount less than the aggregate amount of the capital represented by the issued and outstanding stock of all classes having a preference upon the distribution of assets, we are prohibited from declaring and paying out of such net profits any dividends upon any shares of our capital stock until the deficiency in the amount of capital represented by the issued and outstanding stock of all classes having a preference upon the distribution of assets shall have been repaired.

(d) Securities authorized for issuance under equity compensation plans

Not applicable.

OTCBB Listing

There are no assurances we will satisfy either the quantitative or qualitative listing standards to list our Common Stock on any major stock exchange, or that any exchange will otherwise approve a listing application. Therefore, unless we are qualified to be listed on a major stock exchange, we will attempt to have our Common Stock quoted on the OTCBB, until we establish a minimum bid price for our stock. Unlike a major stock exchange such as NYSE MKT or NASDAQ, which has specific quantitative and qualitative listing and maintenance standards, the OTCBB is an interdealer quotation service which facilitates quotation of unlisted securities. The OTCBB does not have any listing standards, other than such company must be current in its public disclosure. To be quoted on the OTCBB, a market maker must apply to make a market in our Common Stock. As of the date of this prospectus, we have not made any arrangement with any market maker to apply to make a market in our Common Stock and there can be no assurance that a market will develop or be maintained in our Common Stock. There is no assurance that the shares of our Common Stock will ever be quoted on the OTCBB.

DESCRIPTION OF SECURITIES

General

We are authorized to issue an aggregate number of 300,000,000 shares of capital stock, of which (i) 230,000,000 shares are Common Stock, $0.0001 par value per share; (ii) 60,000,000 shares are Class B common stock, par value $0.0001 per share; and (iii) 10,000,000 shares of blank-check preferred stock, $0.0001 par value per share.

Class A Common Stock

We are authorized to issue 230,000,000 shares of Common Stock. As of the filing date of this report, 12,600,000 shares of the Common Stock are issued and outstanding.

Each share of Common Stock shall have one (1) vote per share for all purposes. Our common stock does not provide a preemptive or conversion right and there are no redemption or sinking fund provisions or rights. Holders of our Common Stock are not entitled to cumulative voting for election of the Company’s board of directors.

The holders of our Common Stock are entitled to dividends out of funds legally available when and as declared by our board of directors. Our board of directors has never declared a dividend and does not anticipate declaring a dividend in the foreseeable future.

Class B Common Stock

We are authorized to issue 60,000,000 shares of Class B common stock. As of the filing date of this report, 7,000,000 shares of Class B common stock are issued and outstanding.

Each share of Class B common stock shall entitle the holder to ten (10) votes for each one vote per share of the Common Stock, and with respect to that vote, shall be entitled to notice of any stockholders’ meeting in accordance with the Company’s bylaws, and shall be entitled to vote, together as a single class with the holders of Common Stock with respect to any question or matter upon which the holders of Common Stock have the right to vote. Class B common stock shall also entitle a holder to vote as a separate class as set forth in the Company’s bylaws.

The holders of our Class B common stock are entitled to dividends out of funds legally available when and as declared by our board of directors at the same rate per share as the Common Stock. Our board of directors has never declared a dividend and does not anticipate declaring a dividend in the foreseeable future.

Each share of Class B common stock is convertible into one (1) share of Common Stock, subject to adjustment, at any time at the option of the holder.

All outstanding shares of Class B common stock are duly authorized, validly issued, fully paid and non-assessable. So long as any shares of Class B common stock are outstanding, we have agreed not to take the following actions without the prior written consent of the holders of at least a majority of the voting power of the then outstanding Class B common stock:

•

sell, convey or otherwise dispose of or encumber all or substantially all of our assets, or merger with or consolidate with another corporation, other than our wholly-owned subsidiary, or effect any transaction or series of transactions in which more than 50% of the voting power of our company is transferred or disposed of;

•	alter or change any of the rights of the Class B common stock or increase or decrease the number of shares authorized;

•

authorize or obligate our company to authorize any other equity security or security which is convertible or exercisable into an equity security of our company which has rights, preferences or privileges which are superior to, on a parity with or similar to the Class B common stock;

•	redeem or repurchase any of our securities;

•	amend our articles of incorporation; or

•	change the authorized number of our board of directors.

Preferred Stock

We are authorized to issue up to 10,000,000 shares of preferred stock, par value $0.0001 per share, in one or more classes or series within a class as may be determined by our board of directors, who may establish, from time to time, the number of shares to be included in each class or series, may fix the designation, powers, preferences and rights of the shares of each such class or series and any qualifications, limitations or restrictions thereof. Any preferred stock so issued by the board of directors may rank senior to other existing classes of capital stock with respect to the payment of dividends or amounts upon liquidation, dissolution or winding up of us, or both. Moreover, while providing desirable flexibility in connection with possible acquisitions and other corporate purposes, under certain circumstances, the issuance of preferred stock or the existence of the unissued preferred stock might tend to discourage or render more difficult a merger or other change of control. Currently, no shares of our preferred stock have been designated any rights and we have no shares of preferred stock issued and outstanding.

Warrants

There are no outstanding warrants to purchase our securities.

Options

There are no outstanding options to purchase our securities.

Transfer Agent and Registrar

Our transfer agent is VStock Transfer. They are located at 77 Spruce Street, Suite 201, Cedarhurst, NY 11516. Their telephone number is (212) 828-8436 and their facsimile number is (646) 536-3179.

USE OF PROCEEDS

This offering is being made on a “best efforts” self-underwritten basis. There are no underwriting commissions involved in this offering. The shares of our Common Stock are being offered and sold on our behalf by our officers and directors who will not receive any commissions or proceeds from the offering for their efforts in this offering. We may decide to use an investment banker as a placement agent to sell some of shares. We currently have no agreement with any investment banker to use as our placement agent, but in the even we find and use a banker then we will have to pay the standard commission to raise funds for us to that banker. The offering expenses in the following table, has not taken into account any such commission we may have to pay in the event we use a placement agent. As there is no minimum offering, we cannot estimate how much in proceeds we will receive from the sale of the shares of our Common Stock offered hereby. The table below sets forth the expected use of proceeds if:

•	25% of the shares offered hereby are sold;

•	50% of the shares offered hereby are sold;

•	75% of the shares offered hereby are sold; and

•	100% of the shares offered hereby are sold.

These four offering scenarios below are presented for illustrative purposes only and the actual amount of proceeds received, if any, may differ. The priority of the anticipated use of proceeds will follow the order presented in the table below. The use of proceeds is net of the offering expenses, which will include legal, accounting, printing, filing fees, transfer agent fees and blue sky fees. We have estimated these expenses to be fixed at $3,900, and therefore have obtained an estimate of the gross proceeds of the offering based on the offering scenarios below.

	Sale of	Sale of	Sale of	Sale of
	2,500,000	5,000,000	7,500,000	10,000,000
	Shares	Shares	Shares	Shares
Use of Proceeds	25%	50%	75%	100%
Gross proceeds	$375,000	$750,000	$1,125,000	$1,500,000
Offering expenses (1)	$3,900	$3,900	$3,900	$3,900
Net proceeds	$371,100	$746,100	$1,121,100	$1,496,100
Acquisition of service stations (2)	$0	$400,000	$800,000	$1,000,000
Working capital (3)	$371,100	$346,100	$321,100	$496,100
Total Funds Remaining	$0	$0	$0	$0

(1)

Offering expenses include legal, accounting, SEC filing fees and costs, EDGAR fees, blue sky, transfer agent fees and other direct costs associated with this offering. We expect to pay the offering costs from cash on hand and the proceeds of this offering.

(2)

We plan to acquire a currently operating combined gasoline and diesel fuel station with a convenience store and plan to add NG bays in the future. If we sold only 25% of the shares through this offering then we will have to raise more funds to buy even the first fuel station. We currently have no commitments to raise such additional funds in the event we sold only 25% of the shares through this offering and thus will have to borrow or do another offering to raise additional funds to acquire our first station and there is no assurance that we may be able to borrow or do another offering or that we may be able to raise money even if we do another offering (please see risk factors on page 4). If we sold 50% of shares then we plan to buy a smaller service station for $400,000 but at 75% and 100% sales buy larger fuel stations and perhaps add a NG bay as soon as possible.

(3)	Includes funds for general overhead and operating expenses, as well and fees and costs associated with an application to list our Common Stock on a major stock exchange.

Our cost estimations are based on the research we have done via the Internet and the meetings/discussions we’ve undertaken with construction contractors and certain insiders of the NG trade. For costs associated with equipment to be installed in the planned NG stations and factories, we consulted equipment suppliers, including Croystar USA. We also used statistical data derived from other gasoline stations currently in operation, as provided by several business brokers in the business of selling existing gasoline and diesel stations, to establish the operational cost and profitability of gasoline and diesel fueling stations in the United States. Instead of building a gasoline station, we may choose to acquire an existing gasoline and diesel station with enough space to expand it to accommodate LNG and CNG fueling capabilities. The cost of such acquisition and expansion, we believe, will be substantially similar to the total cost we have described above.

We attended the 2013 NG industry conference in Atlanta in November 2013, organized by the “Natural Gas Vehicle Association,” and the NGVA-2014 Brussels in Belgium in July 2014 organized by the European Natural Gas Vehicles Association and learned of various new technologies that could potentially reduce the cost of building our operational units and/or adding natural gas bays to existing gasoline fuel stations

It is possible that our estimations may change materially during the course of the projects. In the event the actual costs are higher than we presently estimate, we will be required to reduce the estimated number or the size of fueling service stations we will be able to purchase using the proceeds of this offering.

We believe the anticipated proceeds of this offering, together with cash on hand and projected cash flow from operating activities, will allow us to conduct our operations for approximately (i) the next 36 months if only 25% of the shares of Common Stock offered hereby are sold; (ii) the next 31 months if only 50% of the shares of Common Stock offered hereby are sold; (iii) the next 36 months if only 75% of the shares of Common Stock offered hereby are sold; and (iv) the next 55 months if the maximum number of shares of Common Stock are sold.

Use of Working Capital and Revenue Generation

There is no assurance that we will be able to raise any funds from this offering as we are conducting this offering on a “best-efforts” basis.

25% of the Shares of Common Stock Offered

However, if we sell 25% of the shares of Common Stock that we are registering, then we believe our monthly expenses, without taking into account the direct cost of acquiring a currently operating gasoline fuel station with a convenience store (which we have estimated to be approximately $400,000 to $1,000,000) will be between about $7,000 to $9,000 per month and annual expenses approximately be about $84,000 to $ 108,000. If we can secure the purchase of one gasoline fuel station with a convenience store, we believe we can generate monthly earnings of approximately $6,600 per month from a smaller station and $12,000 from a bit larger station, and annual earnings of approximately $79,200 from the smallest station and about $144,000 solely from fuel sales and sales from the convenience store without factoring in any allowances for NG sales or any income from our planned vehicle conversion business. We do not believe we will generate significant revenue by selling NG to consumers in the next three years due to lack of NG vehicles in the United States.

After deducting $84,000 from the funds left for working capital since we do not plan to make any acquisition of a fueling station if we sold only 25% of the offering as shown in the “Use of Proceeds” statement we will be left with $287,100 in working capital (since we do not expect any net cash flow proceeds under this scenario) e after a year of our operations.

50% of the Shares of Common Stock Offered

Taking the same estimates into consideration, in the event we are able to sell 50% of the of the shares of Common Stock that we are registering, and the acquisition of a small fuel station with a convenience store, we project our annual earnings to be approximately $79,200 after one full year of operations. We estimate our annual operating expenses to be approximately $108,000under this alternative and estimate we would have approximately $238,100 of working capital left at the end of the first full operational year. We arrived at that figure by deducting $108,000 from working capital left after acquisition of a smaller fuel station as shown in “Use of Proceeds” statement of $346,100 and adding back the cash flow proceeds of $79,200 from one smallest fuel station.

75% of the Shares of Common Stock Offered

Taking the same estimates into consideration, in the event we are able to sell 75% of the of the shares of Common Stock that we are registering, we plan to acquire a bigger station for $800,000 and therefore we project our annual earnings to be approximately $144,000 after one full year of operations, and we estimate our annual operating expenses to be approximately $108,000 under this alternative. We estimate we would have approximately $213,100 of working capital left at the end of the first full operational year. We arrived at that figure by deducting $108,000 from working capital left after acquisition cost as shown in “Use of Proceeds” statement of $321,100 and adding back the cash flow proceeds of $144,000 from the bit larger fuel station.

100% of the Shares of Common Stock Offered

Taking the same estimates into consideration, in the event we are able to sell 100% of the of the shares of Common Stock that we are registering, and the construction of three Operational Units, we project our annual earnings to be approximately still be $144,000 after one full year of operations since the additional funds we may use to add a natural gas may not bring us any net cash flow for the first few years. We estimate our annual operating expenses to be approximately $108,000 under this alternative and estimate we would have approximately $388,100 of working capital left at the end of the first full operational year. We arrived at that figure by deducting $108,000 from working capital left after acquiring one fuel station and adding a natural gas bay as shown in “Use of Proceeds” statement of $496,100 and adding back the cash flow proceeds of $144,000 from that fuel station.

The above projections are estimates based on the time we believe it will take for us to locate, negotiate and buy a combined gasoline and diesel fuel station with a convenience store and add a natural gas bay (in the event we sold 100% of our offering).

DETERMINATION OF OFFERING PRICE

Before this offering, there has been no public trading market for our shares of Common Stock, and we cannot give any assurance to you that an active secondary market might develop or will be sustained after this offering. The price of the shares of Common Stock we are offering has been determined solely by us, as there is no underwriter involved in this offering, and, as such, is arbitrary in that the price does not necessarily bear any relationship to our assets, earnings, book value or other criteria of value, and may not be indicative of the price that may prevail in the public market. No third-party valuation or appraisal has ever been prepared for our business. In filing our Form S-1 we priced our stock at $3.00 per share since we believe that natural gas is a fast growing industry and once we raise enough funds to carry on our operation we could grow our business globally at a fast pace and the stock price to catch up with our improving fundamentals. Among the other factors we considered in setting a price at $3.00 per share were, without one factor being materially more important than the others:

•	our limited operating history, as well as the other numerous obstacles we face in operating and expanding our business, as described in the “Risk Factors” section of this prospectus;

•	the amount of capital to be contributed by purchasers in this offering in proportion to the number of shares Common Stock and Class B common stock to be retained by our existing shareholders;

•	our internal future expectations of our operations and financial performance; and

•	our cash requirements to run our business over the next 12 to 60 months.

However, due to facts we discovered since we got the effectiveness of Form S-1 to sell 10,000,000 shares at $3.00 per share, we decided not to sell any shares at $3.00 per share but to file a post-effective amendment to reduce our stock price drastically to $.15 cents per share. Among the factors we considered in setting the price at $.15 cents per share, in addition to what we have listed above, without one factor being more important that the others, were:

•

The minimum requirements by FINRA and a potential market maker who has to file a Form 15-c2-11 for us to get the approval by FINRA to get listed on the OTC and secure a stock symbol being at least 30 shareholders holding at least 5,000 shares of registered shares each and all the shareholders holding an aggregate of about a million of our registered shares to create an efficiently running market and our belief of not being able to sell that number of shares to that many shareholders at $3.00 per share since we are defined a shell company not being able to begin operations till we raise funds from this offering.

•

The global investors that we spoke to sell our shares requesting us to give them the stock symbol and the name of the market we are listed, almost as a pre-condition to consider buying our shares at any price and therefore our strategy to bring the price down to make it more attractive for at least to about 30 shareholders to buy a minimum of 5,000 shares each and a total of one million shares and close this offering to get listed on the OTC prior to raising significant funds to carry on with our medium to long term strategy as illustrated in our Form S-1.

•	Our cash requirement to set up a minimal operation (as shown elsewhere in this amendment) and run our business for the next 12 to 24 months.

DILUTION

Dilution represents the difference between the offering price and the net tangible book value per share of common equity immediately after completion of this offering. Net tangible book value is the amount that results from subtracting our total liabilities and intangible assets from our total assets. Dilution arises mainly as a result of our arbitrary determination of the offering price of the shares of Common Stock being offered. Dilution of the value of the shares of Common Stock you purchase is also a result of the lower net tangible book value of the shares held by our existing shareholders.

As of September 30, 2014, as per our audited financial statements the net tangible book value of our shares of common equity, which includes our Common Stock and Class B common stock, was approximately $0.0055, based upon combined outstanding shares of Common Stock and shares of Class B common stock. As of December 31, 2014, as per our unaudited financial statements the net tangible book value of our shares of common equity, which includes our Common Stock and Class B common stock, was approximately $0.0040, based upon combined outstanding shares of Common Stock and shares of Class B common stock.

The following two tables based on our audited September 30, 2014 financial statements, and the unaudited December 31, 2014, financial statements, provide information regarding:

•	the net tangible book value per share of common equity before and after this offering;

•	the amount of the increase in the net tangible book value per share of common equity attributable to the purchase of the shares of Common Stock being offered hereby; and

•	the amount of the immediate dilution from the public offering price which will be absorbed by purchasers in this offering.

The following table presents information assuming the sale of:

•	25% of the shares offered hereby;

•	50% of the shares offered hereby;

•	75% of the shares offered hereby; and

•	100% of the shares offered hereby;

These four dilution scenarios below are presented for illustrative purposes only and the actual amount of dilution to purchasers in this offering may differ based upon the number of shares of Common Stock sold in this offering.

	Sale of	Sale of	Sale of	Sale of
	2,500,000	5,000,000	7,500,000	10,000,000
	Shares (25%)	Shares (50%)	Shares (75%)	Shares (100%)

Assumed Initial Public Offering price per share	$0.15	$0.15	$0.15	$0.15
Net tangible book value per share of common equity as of September 30, 2014	$0.0055	$0.0055	$0.0055	$0.0055
Increase in net book value per share of common equity due to offering	$0.0162	$0.0292	$0.0399	$0.0487
Proforma Net tangible book value per share of common equity after offering	$0.0217	$0.0347	$0.0453	$0.0542
Dilution per share to investors purchasing shares of Common Stock in this offering.	$0.1283	$0.1153	$0.1047	$0.0958

	Sale of	Sale of	Sale of	Sale of
	2,500,000	5,000,000	7,500,000	10,000,000
	Shares (25%)	Shares (50%)	Shares (75%)	Shares (100%)

Assumed Initial Public Offering price per share	$0.15	$0.15	$0.15	$0.15
Net tangible book value per share of common equity as of December 31, 2014	$0.0040	$0.0040	$0.0040	$0.0040
Increase in net book value per share of common equity due to offering	$0.0163	$0.0295	$0.0403	$0.0492
Proforma Net tangible book value per share of common equity after offering	$0.0204	$0.0335	$0.0443	$0.0532
Dilution per share to investors purchasing shares of Common Stock in this offering.	$0.1296	$0.1165	$0.1057	$0.0968

The following table sets forth on a pro forma basis, at September 30, 2014 or at December 31, 2014 the number of shares of common stock purchased or to be purchased from us, the total consideration paid or to be paid and the average price per share paid or to be paid by existing holders of common stock and by the new investors, if 25%, 50%, 75% or 100% of the shares issued are sold, before deducting estimated offering expenses payable by us.

	Shares purchased		Total Consideration		Average price per share
	Number	Percent	Amount	Percent
Sale of 2,500,000 shares (25%)
Existing stockholders	19,600,000	88.69%	$196,310	34.36%	$0.0100
New investors	2,500,000	11.31%	$375,000	65.64%	$0.15

Total	22,100,000	100.00%	$571,310	100.00%	$0.0259
Sale of 5,000,000 shares (50%)
Existing stockholders	19,600,000	79.67%	$196,310	20.74%	$0.0100
New investors	5,000,000	20.33%	$750,000	79.26%	$0.15

Total	24,600,000	100.00%	$946,310	100.00%	$0.0385
Sale of 7,500,000 shares (75%)
Existing stockholders	19,600,000	72.32%	$196,310	14.86%	$0.0100
New investors	7,500,000	27.68%	$1,125,000	85.14%	$0.15

Total	27,100,000	100.00%	$1,321,310	100.00%	$0.0488
Sale of 10,000,000 shares (100%)
Existing stockholders	19,600,000	66.22%	$196,310	11.57%	$0.0100
New investors	10,000,000	33.78%	$1,500,000	88.43%	$0.15

Total	29,600,000	100.00%	$1,696,310	100.00%	$0.0573

MANAGEMENT’S DISCUSSION AND ANALYSIS OF FINANCIAL STATEMENTS

AND RESULTS OF OPERATIONS

THE FOLLOWING DISCUSSION OF OUR PLAN OF OPERATION SHOULD BE READ IN CONJUNCTION WITH THE FINANCIAL STATEMENTS AND RELATED NOTES TO THE FINANCIAL STATEMENTS INCLUDED ELSEWHERE IN THIS REGISTRATION STATEMENT. THIS DISCUSSION CONTAINS FORWARD-LOOKING STATEMENTS THAT RELATE TO FUTURE EVENTS OR OUR FUTURE FINANCIAL PERFORMANCE. THESE STATEMENTS INVOLVE KNOWN AND UNKNOWN RISKS, UNCERTAINTIES AND OTHER FACTORS THAT MAY CAUSE OUR ACTUAL RESULTS, LEVELS OF ACTIVITY, PERFORMANCE OR ACHIEVEMENTS TO BE MATERIALLY DIFFERENT FROM ANY FUTURE RESULTS, LEVELS OF ACTIVITY, PERFORMANCE OR ACHIEVEMENTS EXPRESSED OR IMPLIED BY THESE FORWARD-LOOKING STATEMENTS. THESE RISKS AND OTHER FACTORS INCLUDE, AMONG OTHERS, THOSE LISTED UNDER “FORWARD-LOOKING STATEMENTS” AND “RISK FACTORS” AND THOSE INCLUDED ELSEWHERE IN THIS REGISTRATION STATEMENT.

Overview

We are a newly formed, development stage company. We plan to (i) construct and/or purchase and manage a chain of combined gasoline, diesel and NG fueling and service stations (initially, in the Miami, FL area); (ii) construct conversion factories to convert NG to LNG and CNG; and (iii) construct conversion factories to retrofit vehicles currently using gasoline or diesel fuel to also run on NG in the United States. We also plan to build a convenience store to serve our customers in each of our locations. We define each of such combined stations an “Operational Unit.” At the early stage of our company, depending on the funds we could raise at that early stage, we may acquire operating gasoline and diesel fuel stations with a convenience store and operate them while focusing on raising enough funds to build our own operational units at a later stage.

The Company plans to operate its planned vehicle conversion division as a joint venture operation with HJT, a company that is currently in the vehicle conversion business in China. The Company has entered into a preliminary agreement with HJT and the parties plan to enter a formal joint venture agreement in the future. The Company intends to do due diligence as to HJT and its technology and, if acceptable, enter into a joint venture agreement with HJT, which currently does vehicle conversions in China, jointly seek to obtain a certification from the Environmental Protection Agency for HJT’s technology and then, if obtained, to convert vehicles using HJT’s technology. In the interim, the Company intends to obtain conversion kits from companies that have obtained such certification and convert vehicles using them.

Initially, the Company plans to generate revenue through fuel sales and convenience store sales at its planned Operational Units. As discussed in the section entitled “Risk Factors,” the market for NG vehicles in the United States is limited and may never develop to a level where the Company will become profitable. With this in mind and in order to mitigate the short and long-term market risk, the Company’s planned Operational Units will also sell gasoline and diesel fuel at its Operational Units. The Company believes this plan will allow the Company to generate sufficient revenue to support its operations while it carries out its business plan to add NG fueling bays and equipment for its planned vehicle conversion business.

In the future, we may expand our operations to foreign nations in partnership with local investors. To date, the Company’s management has traveled to Sri Lanka and Japan to discuss the Company’s vision with potential investors and strategic partners.

We were recently formed and all activity to date has been related to formation of our business, formulation of our business plan, raising initial capital and initial start-up operations such as investigating potential sites for our initial NG motor vehicle fueling stations in the Miami, FL area, reviewing zoning and environmental regulations relating to such stations, investigating sources of supply for NG, LNG and CNG fueling stations and researching the machinery and equipment needed for those stations, identifying potential contractors for building stations, researching the EPA’s regulations regarding vehicle conversion and identifying consulting firms who can assist us with getting our vehicle conversion division certified by the EPA. Our ability to proceed with our plan to develop and build our initial planned fueling stations depends upon our obtaining adequate financial resources through this offering. As of September 30, 2014, we had not incurred any material costs or expenses other than those associated with the formation and financing of our company.

Plan of Operation

Below is a brief description of the activities which we have established to acquire our initial fuel stations from the proceeds of this offering and eventually expanding them to include natural gas bays and also opening of our combined gasoline and NG fueling service stations and factories to retrofit vehicles to run on NG by raising more funds through debt or another offering. These activities were undertaken by our officers.

The Company has undertaken various activities to implement its business plan, including but not limited to the following:

•	Located several existing gasoline fueling stations in the Miami, Florida metro area that are potential acquisition targets (we are currently conducting due diligence reviews on these station sites);

•	Engaged a business broker to look for a series of appropriate stations to acquire;

•	Engaged Cryostar USA, a construction company (“Cryostar”), to provide the Company an estimate on building NG fueling stations or expanding current gasoline stations to add NG fueling stations; and

•	Consulted with Cryostar on providing, installing and testing of the NG filling station equipment.

Management believes that we will require approximately $17.4 million of available capital to (i) build or acquire three existing gasoline and diesel combined stations and the associated land and(ii) add NG fueling capabilities to such stations along with garages to retrofit vehicles to run on NG.

Since we cannot accomplish those objectives from the proceeds of this offering, we have decided to buy smaller gasoline fuel stations with a convenience store and add a natural gas bay, if possible, from the proceeds of this offering and then raise more funds to accomplish our goals of building our own operational units. We estimate the cost to acquire a fuel station with a convenience store to be between $400,000 to $1,000,000 depending on the location and also depending on the cost to add a natural gas bay.

We estimate that these activities will be completed and the station opened for business on the following approximated schedule after the availability of such capital from this offering:

•	Negotiating the price and other necessary matters required to acquire existing gasoline and diesel fueling stations (approx. 30 days);

•	Reviewing the existing financial statements for each station and completing audits for the last two years in order to comply with SEC requirements (approx. 90 days);

•	Reviewing or setting up the current accounting systems, internal control and other procedures taking into consideration the comments of the auditor (approx. 15 days after acquisition of station);

•	Begin operations of the newly acquired gasoline stations (approx. 135 days);

•	Consulting with professionals to plan for expansion of the stations to add vehicle conversion garages and NG fueling bays (approx. 60 days after stations are fully operational- total of 195 days);

•	Interviewing and engaging a construction contractor (approx. 15 days – total of 210 days);

•	Construction of the structural buildings (approx. 90 days – total of 300 days);

•	Installation and testing of new equipment which is obtained from an equipment supplier selected through bidding (approx. 30 days after construction is complete – total of 330 days); and

•	Hire and train employees (approx. 15 days after equipment is fully installed – total of 345 days).

As shown above, from this offering we plan to buy only one station and therefore plan to be in operation within 135 days of getting the proceeds if we sold at least 50% or more of our shares offered here. Once we have more funds available we believe the entire process of having a fully functioning operational unit will take approximately 345 days to become operational, with us breaking even or making cash flow from gasoline and diesel sales and sales in the convenience stores after 135 days. It is possible that operational unit may take longer than another to become operational based on various factors in the routine course of business, and this timeline assumes the possibility of setting up multiple fueling stations concurrently. The above timeline is only estimate for purposes of conveying the Company’s planned operations, and actual results may differ.

We believe that natural gas may become as common and popular as gasoline and diesel within 5 to 10 year frame. Even if natural gas becomes that common as a fueling medium for vehicles, we believe gasoline and diesel will still make enough money to keep them as part of our operational units. We plan to keep an eye on the impact of vehicles moving from gasoline to natural gas and make the decision at that time to either continue with gasoline and diesel services or discontinue providing gasoline and diesel and focus only on natural gas stations. This decision has to be made in the future based on facts and circumstances at the time.

Results of Operation

We have had no operating revenues since our inception on October 2, 2013 through September 30, 2014, and have incurred net operating losses in the amount of $88,930 for the same period.  Our activities have been primarily financed from the proceeds of a private offering the Company commenced in October 2013. For the quarter ending December 31, 2014, we had no operating revenue and have incurred net operating losses for the quarter in the amount of $28,718 increasing our total net operating losses to-date as of December 31, 2014 to $117,648.

Professional fee expenses from October 2, 2013 (inception) to September 30, 2014, were $32,604. Professional fee expenses for the quarter ending December 31, 2014 was $15,500.

Liquidity and Capital Resources

We will require approximately $5.8 million of available capital for each proposed Operational Unit comprised of a combined gasoline, diesel and NG fueling service station along with a convenience store and a vehicle conversion station. Therefore as we begin we plan to acquire a currently operating small fuel station and operate it until we find capital to build our completed operational units. Currently we have no commitments to raise such additional funds. We plan to get funding to acquire such smaller fuel station from this offering. If such capital does not become available from the proceeds of this offering or other sources, we will be able to continue operations as a development stage company for approximately the next 15 months from available cash on hand while seeking additional sources of capital. There can be no assurance that such additional capital will be available.

We believe our operational strategy which focuses on using low overhead costs will avail us to manage our current operational activities (excluding acquisition of a fuel station that we won’t do until we raise capital from this offering) for approximately 15 months. During the next 12 months or until such time that we raise enough capital to acquire our first gasoline station with a convenience store, we will be using our working capital to attend investors’ conferences and tradeshows, participating in road shows to meet with potential investors, traveling to meet with investors and paying professional fees needed to comply with SEC regulations. We believe our monthly burn rate to be approximately $5,000. The Company had approximately $34,358 in cash and $76,022 in marketable securities in hand as of September 30, 2014. As of December 31, 2014 the Company had $48,075 in cash and $29,442 in marketable securities in hand. We believe we can sustain our operations for approximately 15 months even if we do not raise additional funds in this offering.

If we succeed in purchasing one smaller or bit larger fuel station with a convenience store, we anticipate that fuel sales at such stations along with convenience store sales to generate sufficient cash flow to support our operations after the first 12 months. However, this estimate is based on our assumption of raising enough capital to acquire one gasoline station and then generate significant revenues from fuel and convenience store sales. There can be no assurance that such sales levels will be achieved. Therefore, we may require additional financing through loans and other arrangements, including the sale of additional equity. There can be no assurance that such additional financing will be available, or if available, can be obtained on satisfactory terms. To the extent that any such financing involves the sale of our equity securities, the interests of our then existing shareholders, including the investors in this offering, could be substantially diluted. In the event that we do not have sufficient capital to support our operations we may have to curtail our operations.

Our officers will provide daily management of our company, including administration, financial management, production, marketing and sales. We will also engage other employees and service organizations to provide services as the need arises. These may include services such as computer systems, sales, marketing, advertising, public relations, cash management, accounting and administration.

We are currently a filing company and will be subject to certain reporting and other compliance requirements of a publicly reporting company. We will be subject to certain costs for such compliance which private companies may not choose to make. We have identified such costs as being primarily for audits, legal services, filing expenses, financial and reporting controls and shareholder communications and estimate the cost to be approximately between $34,000 to $84,000 annually depending on the level of our operations, which would be determined by the amount of funds we would raise from this offering. We expect to pay such costs from a combination of cash on hand, the proceeds of this offering and cash generated by revenue from our planned Operating Units.

There can be no assurance that we will be able to successfully develop and open any combined gasoline and NG fueling service stations and vehicle retrofitting garages, or otherwise implement any portion of our long term business strategy. We believe that we can control the operating and general and administrative expenses of our operations to be within the cash available from this offering and from the sales which we may make at any fueling service stations we open. If our initial operations indicate that our business can establish and fulfill a demand for CNG and LNG fueling service stations and converting vehicles to run on NG on a basis which will lead to the establishment of a profitable business, we may seek additional sources of cash to grow the business. We do not currently have any commitments from customers for the use of our proposed fueling service stations or for additional financing.

Other than the potential for the NG market to not develop in the future as the Company currently anticipates, the Company is not aware of any other known trends, demands, commitments, events or uncertainties that will have, or are reasonably likely to have, a material impact on the Company’s revenues or income from continuing operations.

The Company has not generated any revenues and has incurred losses since inception resulting in an accumulated deficit of $88,930 and $117,648 as of September 30, 2014 and as of December 31, 2014 respectively. We anticipate further losses in the development of its business. The Company’s independent registered accounting firm has issued opinion about the Company’s ability to continue as a going concern. The ability to continue as a going concern is dependent upon the Company generating profitable operations in the future and/or to obtain the necessary financing to meet its obligations and repay its liabilities arising from normal business operations when they come due.

Currently, we have no written or oral communication from stockholders, directors or any officers to provide us any forms of cash advances, loans or sources of liquidity to meet our working capital needs or long-term or short-term financial needs.

Off Balance Sheet Arrangements

We do not have any off-balance sheet arrangements that we are required to disclose pursuant to these regulations. In the ordinary course of business, we enter into operating lease commitments, purchase commitments and other contractual obligations. These transactions are recognized in our financial statements in accordance with generally accepted accounting principles in the United States.

Critical Accounting Policies

The preparation of financial statements requires management to utilize estimates and make judgments that affect the reported amounts of assets, liabilities, revenues and expenses and related disclosure of contingent assets and liabilities. These estimates are based on historical experience and on various other assumptions that management believes to be reasonable under the circumstances. The estimates are evaluated by management on an ongoing basis, and the results of these evaluations form a basis for making decisions about the carrying value of assets and liabilities that are not readily apparent from other sources. Although actual results may differ from these estimates under different assumptions or conditions, management believes that the estimates used in the preparation of our financial statements are reasonable. The critical accounting policies affecting our financial reporting are summarized in Note 2 to the financial statements included elsewhere in this prospectus.

Recent Accounting Pronouncements

We determined that all other issued, but not yet effective accounting pronouncements are inapplicable or insignificant to us and once adopted are not expected to have a material impact on our financial position.

Anticipated Future Trends

Due to increase in future supply of NG, we expect NG prices to stay below the prices of gasoline and diesel in the future, making it more attractive for consumers to use NG powered vehicles. We also expect global governments to encourage using NG as an alternative fuel and continue to give both direct and indirect subsidies in the form of tax credits to encourage use of natural gas. We also expect the EPA to make the process of conversion of vehicles to NG to be less stringent as this technology develops further and as the benefits of using NG becomes more readily apparent.

BUSINESS

Company Overview

We were incorporated in the State of Florida on October 2, 2013. We plan to construct and manage a chain of combined gasoline and NG fueling/service stations and conversion factories to convert NG to LNG and CNG, along with conversion factories to convert vehicles to run on NG in the United States. Alternatively, we may choose to acquire currently operating gasoline and diesel fueling stations, along with convenience stores, with space to expand the operation to include LNG and CNG fueling and conversion of vehicles to run on NG. In the future, we may expand our planned operations to several emerging nations in partnership with local investors and management in those nations. At this time the Company does not have any certainly with regard to emerging nations in which it plans to expand. However, the Company is currently investigating the possibility of a future expansion to Sri Lanka as a potential first candidate.

The Company also plans to operate a vehicle conversion division. We currently have a preliminary agreement with HJT, a Shenzhen, China based company, pursuant to which the Company and HJT plan to enter into a formal joint venture agreement for the future operation of our planned vehicle conversion division in the United States if we determine that we can get the needed approval by the EPA to use HJT conversion kits in the USA at a reasonable cost. HJT, according to its owners, is the owner of the patented “Gas Intelligent Electronic Control System” (GIECS), a system for converting petroleum based vehicles to run on CNG or LNG. It is anticipated that the Company will, once a formal joint venture agreement with HJT is executed, gain a license to use the GIECS technology, though there is no guarantee of obtaining such license. Until such time that we obtain such licensing right and conduct a due diligence review, we will not be in a position to properly evaluate the GIECS technology to determine if it is viable for the US market. The Company is relying on representations from HJT management that the GIECS technology is suitable for and will be compatible with the Company’s planned operations in the U.S. Market. In the event that we do not enter into a formal joint venture agreement with HJT, the Company will be forced to seek out different technology for its planned vehicle conversion business. Meanwhile, the Company plans to look into conversion kits made by other manufacturers and already approved by the EPA to use in our planned conversion garages. We believe it would take us about 6 months, after we have secured our funding, to locate any EPA approved conversion kits and it would take us about 3 years to have a conversion garage that would be profitable as NG and hybrid vehicles get more acceptances in the USA.

The Market for Vehicle Fuels

According to the U.S. Department of Energy’s Energy Information Administration (“EIA”), Americans used about 366 million gallons per day of gasoline in 2012. With about 305 million people in the United States, that equals more than a gallon of gasoline every day for each person. The United States, however, does not produce enough crude oil to create all of the gasoline used by U.S. motorists. Only about 40% of the crude oil used by U.S. refineries is produced in the United States, the rest is imported from other countries.

Additionally, according to the EIA, gasoline is the predominant fuel used by most passenger vehicles in the United States today. There are approximately 254 million vehicles that use gasoline, and on average each vehicle travels approximately 11,600 miles per year. Currently, there are about 162,000 fueling stations that provide refueling services for these consumers.

In recent years, domestic prices for gasoline and diesel fuel have increased significantly, largely as a result of higher crude oil prices in the global market and limited refining capacity. Crude oil prices have been affected by increased demand from developing economies such as China and India, global political issues, weather-related supply disruptions and other factors. Industry analysts believe that crude oil producers will continue to face challenges to find and produce crude oil reserves in quantities sufficient to meet growing global demand, and that the costs of finding crude oil will increase. Some analysts predict that crude oil prices will remain at high levels compared to historical standards. Limited domestic refining capacity is also expected to continue to impact gasoline and diesel prices.

We believe that crude oil, gasoline and diesel fuel prices that are high relative to historical averages, combined with increasingly stringent federal, state and local air quality regulations, create a favorable market opportunity for alternative vehicle fuels in the United States. NG as an alternative fuel has been widely used for many years in other parts of the world such as in Europe and Latin America, based on the number of NG vehicles in operation in those regions. According to the Alternative Fuels Data Center of the U.S. Department of Energy’s Office of Energy Efficiency and Renewable Energy (the “OEE”), there are approximately 112,000 NG powered vehicles currently in the United States and approximately 14.8 million NG powered vehicles worldwide.

According to corporate website of Cummins Westport Inc. (“Cummins”), a worldwide leader in the design, engineering and marketing of automotive natural gas engines for commercial transportation applications such as truck and buses, there are approximately 1,200 CNG fueling stations in the United States, compared to approximately 164,292 gasoline fueling stations in the United States as of 2007, according to the OEE’s website.

NG consumption in the United States has been increasing since the 1950s according to the EIA’s website. The two tables below illustrate the consistent increase in consumption:

Decade	Year-0	Year-1	Year-2	Year-3	Year-4	Year-5	Year-6	Year-7	Year-8	Year-9
1940's										4,971,152
1950's	5,766,542	6,810,162	7,294,320	7,639,270	8,048,504	8,693,657	9,288,865	9,846,139	10,302,608	11,321,181
1960's	11,966,537	12,489,268	13,266,513	13,970,229	14,813,808	15,279,716	16,452,403	17,388,360	18,632,062	20,056,240
1970's	21,139,386	21,793,454	22,101,451	22,049,363	21,223,133	19,537,593	19,946,496	19,520,581	19,627,478	20,240,761
1980's	19,877,293	19,403,858	18,001,055	16,834,912	17,950,527	17,280,943	16,221,296	17,210,809	18,029,585	19,118,997
1990's	19,173,556	19,562,067	20,228,228	20,789,842	21,247,098	22,206,889	22,609,080	22,737,342	22,245,956	22,405,151
2000's	23,333,121	22,238,624	23,027,021	22,276,502	22,402,546	22,014,434	21,699,071	23,103,793	23,277,008	22,910,078
2010's	24,086,797	24,477,425	25,533,448

In 1950, US residents used 5,766,542 million cubic feet (MMcF) of NG. In 2012, they used 25,533,448 MMcF of NG, almost 4.5 times more than the consumption level in 1950. We believe this trend of increase demand and usage will continue, as is consistent with historical data, as the United States remains the biggest NG producer in the world and NG remains as a much cheaper alternative to gasoline.

Natural Gas as an Alternative Fuel for Vehicles

According to the OEE, the number of gasoline stations in the United States has been declining since 1994, when there were over 200,000 stations nationwide. Apart from a one year increase in 2005, the numbers of stations continued to decline again with a loss of more than 3,000 stations from 2006 to 2007. We believe this is primarily the result of consolidation of the industry and the advent of alternative fuels and green initiatives.

We believe that NG is an attractive alternative to gasoline and diesel for vehicle fuel in the United States because it is cheaper, cleaner and safer than gasoline or diesel. In addition, almost all NG consumed in the United States and Canada is produced from U.S. and Canadian sources. According to the EIA’s projections, U.S. total NG consumption will grow from 24.4 trillion cubic feet in 2011, to 29.5 trillion cubic feet by 2040.

NG vehicles use internal combustion engines similar to those used in gasoline or diesel powered engines. A natural gas vehicle uses airtight storage cylinders to hold CNG or LNG, specially designed fuel lines to deliver NG to the engine. NG fuels have higher octane content than gasoline or diesel, and the acceleration and other performance characteristics of NG vehicles are similar to those of gasoline or diesel powered vehicles of the same weight and engine class. NG vehicles, whether they run on CNG or LNG, are refueled using a hose and nozzle that makes an airtight seal with the vehicle’s gas tank. For heavy-duty vehicles, NG versions operate more quietly than diesel powered vehicles.

Almost any current make or model passenger car, truck, bus or other vehicle is capable of being manufactured or modified to run on NG. However, in North America, only a limited number of models of NG vehicles are available. Only Honda offers a factory built NG passenger vehicle, a version of its Civic 4-door sedan called the GX. A limited number of other passenger vehicles and light-duty trucks are available through small volume manufacturers. These manufacturers offer current model vehicles made by others that they have been modified to use NG and which have been certified to meet federal and state emissions and safety standards. Some GM and Ford models are now certified, including the Ford Crown Victoria, Ford E Van and GM Savanna/Express Van. Modifications involve removing the gasoline storage and fuel delivery system and replacing it with high pressure fuel storage cylinders and fuel delivery lines.

Currently, heavy-duty NG vehicles are manufactured by traditional original equipment manufacturers. These manufacturers offer some of their standard model vehicles with NG engines and components, which they make or purchase from engine manufacturers. Cummins and Deere & Company (John Deere) manufacture NG engines for medium and heavy-duty fleet applications, including transit buses, refuse trucks, delivery trucks and street sweepers.

Sources of Revenue

In the first three years, we anticipate our primary source of revenue to be derived from gasoline and diesel fuel sales and sales from convenience stores in our self-constructed or acquired and expanded Operational Units. We then anticipate deriving our main source of revenue from NG fueling bays and vehicle conversion garages. In addition, we intend to also have our conversion garages do general automobile repair and maintenance in order to increase cash flow and revenues. As we expand, we also expect to generate income from NG to LNG and CNG conversion factories and franchised fueling and franchised vehicle conversion garages. To date, we have not constructed or acquired a fueling station.

Capital Requirements

To fulfill our long-term goals, we estimate that we will require approximately $3.8 million of capital to buy appropriate land and build a combined gasoline and NG fueling station and convenience store, and another $2 million to build the service station to convert vehicles to run on LNG and CNG. We estimate the cost to acquire an established gasoline and diesel fueling station with a convenience store along with the land and expand the operation to add LNG and CNG fueling and vehicle conversion, to make it an “Operational Unit,” to be similar to the above stated cost. In the event that the Company enters into a long term lease for a fueling station and convenience store rather than purchase the land, the Company anticipates that each such unit will cost approximately $1 million less.

Through this current offering we plan to raise enough funds to buy one currently operating smaller fuel station with a convenience store and operate it until we find additional capital to accomplish our long term goals.

If we are successful with this offering, we plan to use the proceeds received to acquire a small fuel station with a long term lease for land and building. . We are currently scouting potential small fuel stations with convenience store to acquire. Also, to accomplish our long-term goal of building our operational units, we are scouting for building site locations and conducting due diligence on several potential existing stations which may be suitable for purchase. Because NG vehicles are not yet common in the United States, we plan to provide gasoline at our planned fueling stations until such time that NG run vehicles are as prevalent as or more prevalent than gasoline vehicles.

If our strategy is successful, we believe the Company will generate enough cash flow from our first fuel station to meet part of the cash flow needs of our corporate offices. However, we will likely have to raise additional funds to expand our planned operations through additional equity and debt offerings. There is no certainty that we will be successful in raising money from additional offerings even if we are successful with this offering.

Future Trends

Due to an anticipated increase in future supply of NG, we expect NG prices to stay below the prices of gasoline and diesel, making it more attractive for consumers to use NG powered vehicles. Further, because of the environmental benefits of NG, we anticipate global governments encouraging the use of NG as an alternative fuel through both direct and indirect subsidies in the form of tax credits and other methods to encourage the use of NG. We also expect the EPA to make the process of conversion of vehicles to NG to be less stringent in the future as the technology develops and the benefits of using NG becomes more apparent.

Environmental Conditions and NG Consumption

Due to tremendous decades of growth in emerging nations, the world is quickly becoming polluted. According to a study conducted by Cornell University, examining more than 120 published papers on the effects of population growth, malnutrition and various kinds of environmental degradation on human diseases, pollution has become the number one enemy of the population in many emerging nations, with air, water and soil pollution contributing to malnourishment, dieses and deaths to approximately 3.7 billion people.

According to the same study, air pollution from smoke and various chemicals kills three million people a year. Governments in emerging nations are now encouraging entrepreneurs to come up with ways to reduce carbon emissions and carbon footprints, often working even as venture capital partners through their state-owned investment funds. Such cooperation from the governments, we believe, may enable the Company to expand our planned operations to several emerging nations, including Sri Lanka.

Business Opportunity

According to the EIA, NG represents 24% of the energy consumed in the USA. They project that the percentage of NG usage will increase to approximately 28% by 2020, and in the event the United States adopts Kyoto Protocol’s (an international agreement linked to the United Nations Framework Convention on Climate Change, which commits its parties by setting internationally binding emission reduction targets) requirements to reduce carbon by 7% from their 1990 levels by 2012, the EIA projects that in 2020 that usage percentage could be between 6-10% higher in the United States alone.

According to the EIA, these increases are projected because the emission of greenhouse gases is much lower with the consumption of NG relative to other fossil fuel consumption because of, among others, the following reasons:

•	NG, when burned, omits lower quantities of greenhouse gases and other pollutants;

•	NG is more easily fully combusted and NG contains fewer impurities than any other fossil fuel;

•	The amount of carbon dioxide produced for an equivalent amount of heat production is the least with NG as opposed to other fossil fuels;

•	NG cannot result in a toxic spill and thus has major advantages related to transportation; and

•	NG production costs are lower than alternative energy production.

The automotive industry could potentially take a giant step forward to reduce air-pollution and lower energy costs globally by using NG, and further, will provide the Company and companies like ours the opportunity to fulfill the potential growth in demand of NG.

Operating Strategy

The Company plans to construct, or acquire and expand, combined gasoline and NG fueling stations, NG conversion factories and vehicle conversion factories and manage those stations through our in-house management team as part of our operating strategy as we begin our business. We plan to franchise some of our fueling stations along with vehicle conversion garages to qualified franchisees who we will train to manage those locations. We also plan to acquire existing gasoline stations that we plan to expand to include NG fueling bays and vehicle conversion garages. The Company has divided the planned structure of its operations into six divisions, as follows:

(1)	Self-constructed gasoline and CNG/LNG Fueling Stations;

(2)	Self-constructed CNG/LNG factories;

(3)	Self-constructed Vehicle Conversion factories;

(4)	Franchised gasoline and CNG/LNG fueling stations;

(5)	Franchised vehicle conversion factories; and

(6)	Acquired fueling/service stations expanded to sell NG.

CNG/LNG Factories

We plan to sell both CNG and LNG in our planned fueling stations. NG comes in gaseous state and has to be either compressed as CNG or liquefied as LNG to be used by vehicles. CNG is generally used in automobiles and other light to medium duty vehicles as an alternative to gasoline. CNG is produced from natural gas that is supplied by local utilities to CNG vehicle fueling stations, where it is compressed and dispensed into vehicles in gaseous form. LNG is generally used in trucks and other medium to heavy-duty vehicles as an alternative to diesel, typically where a vehicle must carry a greater volume of fuel. LNG is natural gas that is super cooled at a liquefaction facility to -162 degrees Celsius (-260 degrees Fahrenheit) until it condenses into a liquid, which takes up about 1/600th of its original volume as a gas.

As we begin our operation, we plan to buy LNG and CNG from other distributors but as part of our expansion plan, we plan to set up our own LNG and CNG factories where we will buy NG in gaseous state from local utility companies and then convert NG to LNG and CNG to be distributed to our fueling stations. In the future, when we have the funds to build LNG and CNG factories, we plan to own our own fleet of trucks to distribute both LNG and CNG to our fueling stations.

LNG Factories

LNG is more suitable for long-distanced driving than CNG since LNG takes lesser space to store in a vehicle. LNG producing is more complex than the production of CNG. LNG production includes reducing the temperature of the gas to approximately -200 degrees Fahrenheit when being stored at 100 psi on a vehicle. LNG is stored in a vacuum insulated tank to assure it remains super cold for long periods of time. If LNG were to warm up, it would build pressure in the storage tank and automatically vent into the atmosphere. Once in the atmosphere it would quickly disperse into the stratosphere because it is much lighter than air. Cost of building an LNG factory to liquefy NG to LNG, to distribute such LNG to fueling stations, we have estimated to be about $80 million. Thus we expect to build LNG factories at a later stage of our operation. Further, as technology in the NG business develops, we believe that we may be able to find alternative and less expensive ways of converting NG to LNG that can be used to fuel vehicles in our stations.

CNG Factories

CNG is most common NG used in vehicles because it is relatively easy to produce. The CNG is produced by compressing CNG to a pressure of 3,600 pounds per square inch (psi). CNG is stored in small diameter cylinders, specially designed for high pressure. A CNG tank can fit in the same space as a gasoline tank, but unfortunately it will only provide about one-fourth the driving range as the gasoline tank. In some cases, CNG tanks are added to a vehicle in addition to the existing gasoline tank. This duel fuel application allows the driver to operate the vehicle on natural gas and then switch to gasoline in the event a natural gas station is out of range. Cost of building an independent CNG factory to convert NG to CNG to be distributed to fueling stations, we estimate to be about $3.5 million. We plan to build the CNG factory at a later stage of our operation.

Vehicle Conversion Division

We plan to operate a vehicle conversion division as a joint venture with HJT, a Chinese company currently in the business of converting petroleum based vehicles to operate on NG in China. We have entered into a preliminary agreement with HJT, pursuant to which the parties have agreed to enter into a formal joint venture agreement in the future, provided we can get the approval of the EPA to use HJT conversion kits at a reasonable cost. Neither of the parties to the preliminary agreement is bound to enter into a formal agreement and it is possible that we may not partner with HJT to facilitate our planned vehicle conversion division. We are currently negotiating the terms of the joint venture agreement with HJT and estimated costs of such relationship are not yet available to the Company and potential investors. If we are successful in entering into a joint venture agreement with HJT, based on our preliminary discussions, it is anticipated that HJT will provide their GIECS patented technology and engineering help to train US mechanics who we will employ to install HJT’s existing conversion kits in vehicles. As we have not entered into a formal joint venture agreement, we do not own a licensing right to use the GIECS patented technology, nor has the Company been allowed by HJT to conduct a formal due diligence review of the GIECS technology to determine if it is the best option for the Company’s planned vehicle conversion operations in the United States.

Vehicle conversion business is regulated by the Environmental Protection Agency in the USA and we are required to have Environmental Protection Agency approval to use HJT kits. To date, we have not determined the cost of obtaining such approval and there is a possibility that such approval is prohibitively expensive. In such circumstances, we may settle on conversion kits of other manufacturers that already have gotten the EPA approval to be used as conversion kits to be installed in our garages

About HJT

Established in 1996, HJT specializes in the research, development, production and marketing of automobile software and components, and has focused its efforts specifically on the technology of alternative energy for automobiles. In 2000, HJT patented its “Gas

Intelligent Electronic Control System” (GIECS), a system for converting petroleum-based vehicles to run on CNG. The GIECS system also works with LNG and Liquefied Petroleum Gas (LPG) (NG to imply both). Using GIECS as the infrastructure, HJT developed the diesel/CNG (LNG) dual-fuel conversion kits for diesel vehicles, and the gasoline/LPG/CNG/LNG bi-fuel conversion kits for gasoline vehicles.

HJT’s diesel/CNG (or LNG) dual-fuel system was certified by the Chinese government as the “National Key New Product” and “The Key New Product of Guangdong Province” in 2005. The system is widely used in Sichuan Province, Xinjiang Province, Hunan Province, Hebei Province and exported abroad. Currently, HJT has 20 locations throughout China where they install devices to convert petroleum based vehicles to run on CNG/LNG.

Government Regulation

In the United States, vehicle conversion is regulated by the EPA that adds to the cost of conversion process. Currently, we are discussing with consulting firms who specialize in clearing EPA inspections and certifications for converted vehicles and conversion kits and plan to engage these entities to provide us those services.

Why Natural Gas?

NG, in the most widely used sense, refers to the hydrocarbon-rich combustible gas stored in the deeper layer of Earth’s stratum, as opposed to oilfield-associated gas, of the NG family coexisting with petroleum. NG has transformed from organic matters hundreds of millions years ago. NG’s main component is methane and depending on the difference in the geological forming conditions, contains different amounts of low-carbon alkane like ethane, propane, butane, pentane, hexane and carbon dioxide, nitrogen, hydrogen sulfide. NG has been an important energy source, widely used in domestic and industrial areas.

NG in a gaseous state under atmospheric pressure will turn into CNG and to a liquid state when being cooled to make LNG. Compared with gaseous-state NG, CNG/LNG is more energy-concentrated and also can significantly reduce space and costs needed in storage and transportation. As a clean and efficient energy, LNG has been increasingly favored by many countries as a primary energy source.

According to the EIA, Global dry natural gas production increased between 110% between 1980 and 2010, from 53 trillion cubic feet (Tcf) in 1980 to 112 Tcf in 2010.

Many countries have realized CNG/LNG’s importance in diversifying energy sources and improving energy consumption structure, and according to EIA, the number of CNG/LNG fueling stations built in Japan, the United States, Korea and Europe are expanding rapidly. Multinational petroleum companies also have begun setting up CNG/LNG stations as part of their expansion strategy.

According to the EIA, NG is the world’s fastest-growing fuel, with consumption increasing from 113 trillion cubic feet (tcf) in 2010, to 185 tcf in 2040. NG continues to be favored as an environmental alternative compared with other hydrocarbon fuels. It is the fuel of choice by industries in part because of its lower carbon intensity compared with coal and oil. Consequently, it also has become the favored fuel by nations who are implementing policies to reduce greenhouse gas emissions. In addition the relative low cost and favorable heat rates for NG generation makes NG as an alternative fuel even more attractive for the user.

The EIA also estimates that, within in the United States, there are technically recoverable resources of 7,299 trillion cubic feet of world shale gas resources. More than half of the identified shale oil resources outside the United States are concentrated in four countries: Russia, China, Argentina and Libya; while more than half of the non-U.S. shale gas resources are concentrated in five countries: China, Argentina, Algeria, Canada and Mexico. The United States is ranked second after Russia for shale oil resources and fourth after Algeria for shale gas resources when compared with the 41 countries assessed (see Tables 2 & 3).

Table 2. Top 10 countries with technically recoverable shale oil resources

Rank	Country	Shale oil (billion barrels)
1	Russia	75
2	U.S.[1]	58	(48)
3	China	32
4	Argentina	27
5	Libya	26
6	Australia	18
7	Venezuela	13
8	Mexico	13
9	Pakistan	9
10	Canada	9
	World Total	345	(335)

1 EIA estimates used for ranking order. ARI estimates in parentheses.

Table 3. Top 10 countries with technically recoverable shale gas resources

Rank	Country	Shale gas (trillion cubic feet)
1	China	1,115
2	Argentina	802
3	Algeria	707
4	U.S.[1]	665	(1,161)
5	Canada	573
6	Mexico	545
7	Australia	437
8	South Africa	390
9	Russia	285
10	Brazil	245
	World Total	7,299	(7,795)

1 EIA estimates used for ranking order. ARI estimates in parentheses.

With the demand for NG increasing and with the supply of NG being abundant, the Company believes that the market for NG vehicles will rapidly expand in the near future.

Change in World Natural Gas Production by Region, 2008–2035 (Trillion cubic feet)

Estimated by the EIA

OECD stands for the Organization for Economic Co-operation and Development. Established in 1948, it consists of 30 countries that are high-income producing countries which are considered developed.

Economic Factor—NG vs. Gasoline and Diesel

The following factors, according to Reuters, are driving up the demand for LNG vehicles:

•

Recent global discoveries of massive shale gas reserves (China is the largest reserve in the world), along with more innovative drilling techniques (e.g. “fracking” has boosted LNG supplies). However, more infrastructures are necessary to utilize the increased supply; and

•

China will embark on a bold strategy to encourage auto companies to manufacture at least 1.5 million NG-powered vehicles in the country by 2015. If this turns into reality, China could transform into the world’s largest market for NG automobiles. LNG vehicles can reduce carbon emissions, since it’s a cleaner and cheaper burning fuel.

The Benefits of Using Liquefied Natural Gas as a Diesel Alternative

•	Lower Fuel Cost: Conversion cost can be paid back over a short period (Truck conversion cost $10,000);

•	Lower Noise Levels: Much quieter than normal diesel engines; and

•	Lower Emissions: LNG has lower greenhouse gas and particulate emissions compared with diesel.

Governments of emerging nations, such as the Chinese government, are doing all it can to encourage entrepreneurs to come up with ways to reduce carbon emissions and carbon footprints, often working as venture capital partners through their state-owned investment funds. City governments in China have implemented policies to encourage the industrialization of CNG passenger cars, LNG heavy-duty trucks and engines, LPG engines and direct-injection LNG engines.

Since the central government began to implement NG policies in pilot cities across the country, China has developed a domestic industry for NG products.

The following are examples of benefits to retail consumer in the United States and in Japan, to using NG as opposed to gasoline. These are approximate comparisons as many variables, including the model of the vehicles being measured, are factored into these comparisons.

Illustrative Cost/Benefit of NG vs. Alternative Fuel Usage in USA

As published by the Los Angeles Times On Line Web in a 2011 article entitled “Natural Gas Powered Ford Taxis Start Rolling in Orange County,” Tim Conlon, the president and general manager of California Yellow Cab, pointed out that in Orange County, California, the per gallon equivalent of CNG is almost $2 less than the price of a gallon of traditional fuel. Mr. Conlon believed that such savings added to the increased infrastructure support, made it a clear choice for his company to go with the CNG-powered Transit Connect Taxis.

Illustrative Cost/Benefit of NG vs. Alternative Fuel Usage in Japan

In Japan, in February 2010, HANA Engineering, a Japanese company in the business of making conversion kits to convert petroleum based cars to run on NG, fitted a Honda Civic with proper engine parts to run on gasoline and then on LPG (Liquid Petroleum Gas) and on CNG and came up with the following findings:

They filled the gas tank with $100.00 worth of gasoline and drove the Honda Civic for an “X” number of miles and then ran the same distance using LPG and CNG. They reported that the same distance can be run for $40.00 with CNG. The same distance can be run with LPG for a cost of $70.42.

Comparing CNG with LPG, they discovered the distance $100 worth of LPG can run be run for $57.80 with CNG.

Safety Factor

LNG is safer than petrol or diesel since LNG combustion point is about 650 centigrade while about 260 degrees C for diesel and petrol.

Current and Trend in Future NG prices

Although China has the biggest NG reserves underground, due to lack of ability to exploit them to keep up with the unanticipated demand caused by recent market reforms, China has been importing NG from other nations mainly from North America and Australia where they have superior techniques to exploit their reserves. Once China begins to extract their own NG for domestic use, we believe, the NG prices may go down further in the global market.

Growth in NG as a Transportation Fuel

According to the Natural Gas Vehicles for America, NG as a transportation fuel has seen significant growth, including the following notable items:

•	Currently, transit vehicles (buses, taxis, airport shuttles) are the largest users of NG;

•	The fastest growing NG vehicle (NGV) segment is waste collection and transfer vehicles; and

•	NGV Global, the international NGV body, estimates there will be more than 50 million NG vehicles worldwide within the next ten years, or about 9% of the world transportation fleets.

Five-Year Growth Strategy

Provided this offering is successful, we will use part of the funds received to begin constructing one to three combined gasoline and NG fueling service stations along with vehicle conversion garages and convenience stores. We plan to use that as our model and the base to market and expand our operation. While the construction is being progressed we plan to do further equity and bond offerings to meet the cost of expansion. Additional strategies include:

(1)	Aggressively look for potentially ideal locations to set up new fueling and service stations along with vehicle conversion garages throughout the United States;

(2)	Acquisition of exiting gas service stations to add CNG/LNG bays, offering a combination of both;

(3)	Generate revenue through franchising fees for CNG/LNG fueling/service stations;

(4)	Build conversion plants to convert NG to CNG/LNG, contiguous with CNG/LNG fueling/service stations (1 LNG conversion plant for 20 stations); and

(5)	Expand business model to emerging growth countries.

Tax Incentives and Government Grants

There are numerous U.S. federal and state government tax incentives, laws and regulations and programs and grants available to promote purchase and use of NG vehicles and sale of NG as alternative fuel. Incentives are typically available to offset the cost of acquiring NG vehicles or converting vehicles to use NG, constructing NG fueling stations and selling CNG or LNG.

Competition

The market for vehicular fuels is highly competitive. The biggest competition for CNG, LNG and other alternative fuels is gasoline and diesel fuel, the production, distribution and sale of which are dominated by large integrated oil companies. The vast majority of vehicles in the United States are powered by gasoline or diesel fuel. There is no assurance that we can compete effectively against other fuels, or that significant, more resourceful competitors will not enter the NG fuel market.

Within the United States, we believe the largest enterprises engaged in CNG sales are: (i) Trillium USA/Pinnacle CNG, a privately held provider of CNG fuel infrastructure and fueling services, which focuses primarily on transit fleets in California, Arizona and New York, and (ii) Hanover Compressor Company, a large publicly-traded international provider of NG compressors and related equipment, which focuses its CNG vehicle fuel business primarily on transit fleets in California, Maryland, Massachusetts and Washington D.C. These companies are significant competitors in the market for transit fleets.

Within the U.S. LNG market, one of the largest competitors is Earth Biofuels, Inc., a public company that distributes LNG in the western United States. Another major competitor, Clean Energy Fuels Corporation, is one of the biggest natural gas owners and operators in the United States. They own, operate or supply over 300 CNG and LNG fueling stations. In addition, potential entrants to the market for natural gas vehicle fuels include the large integrated oil companies, other retail gasoline marketers and natural gas utility companies. The integrated oil companies produce and sell crude oil and natural gas, and they refine crude oil into gasoline and diesel. They and other retail gasoline marketers own and franchise retail stations that sell gasoline and diesel fuel. In international markets integrated oil companies and other established fueling companies sell CNG at a number of their vehicle fueling stations that sell gasoline and diesel. Natural gas utility companies own and operate the local pipeline infrastructure that supplies natural gas to retail, commercial and industrial customers.

In addition, potential entrants to the market for NG vehicle fuels include the large integrated oil companies, other retail gasoline marketers and natural gas utility companies. The integrated oil companies produce and sell crude oil and NG, and they refine crude oil into gasoline and diesel fuels. They and other retail gasoline marketers own and franchise retail stations that sell gasoline and diesel fuel. In international markets, integrated oil companies and other established fueling companies sell CNG at a number of their vehicle fueling stations that sell gasoline and diesel. NG utility companies own and operate the local pipeline infrastructure that supplies NG to retail, commercial and industrial customers.

Our vehicle conversion division will face, significant competition, including from incumbent technologies, and in particular increased competition with respect to spark-ignited NG engine original equipment manufacturers in China and aftermarket kit providers in Europe. As the market for NG engine products continues to grow this competition may increase. New developments in technology may negatively affect the development or sale of some or all of our products or make our products uncompetitive or obsolete. Other companies, many of which have substantially greater customer bases, businesses and financial and other resources than us, are currently engaged in the development of products and technologies that are similar to, or may be competitive with, certain of our products and technologies. In addition, the terms of some of our joint venture agreement with HJT allows for the potential for the introduction of competing products in certain markets by our joint venture partner.

Each of our target markets in vehicle conversion is currently serviced by existing manufacturers with existing customers and suppliers using proven and widely accepted technologies. Many existing manufacturers have or had NG engine programs and could develop new engines without our help or components, using more conventional technologies or technologies from competitive companies. Currently, Westport Innovations Inc. (“Westport”) is the leading manufacturer of low-emission engine and fuel system technologies utilizing gaseous fuels. Its technology and products enable light, medium, heavy-duty and high horsepower petroleum-based fuel engines to use primarily NG and alternative fuels. Westport’s technology and products enable light (less than 5.9 litre), medium (5.9 to 8.9 litre), heavy-duty (11 to 16 litre) and high-horsepower (greater than 16 litre) petroleum-based fuel engines to use primarily NG, giving users a cleaner and generally less expensive alternative fuel based on a more abundant natural resource. Through their partnerships and direct sales efforts, they sell a large number of NG and propane engines and fuel systems to customers in various nations. Westport also has strategic relationships with the world’s top four engine producers or has strategic relationships with the world’s top truck producers, as well as the world’s top automotive manufacturers. Westport may get into converting the used vehicles to run on NG using their superior technology and capital and may make the small start-up companies such as us competing to convert used vehicles to run on NG no longer profitable to operate.

It is possible that any of these current competitors, in any of our divisions of operation, and other competitors who may enter the market in the future, may create product and service offerings that will make it impossible for us to capture any market segment. Many of these companies have far greater financial and other resources and name recognition than us. Entry or expansion by these companies into the market segment we target for NG vehicle fuels and vehicle conversion may reduce our profit margins, limit our customer base and restrict our expansion opportunities.

Background on Clean Air Regulation

Federal Clean Air Act – The Federal Clean Air Act provides a comprehensive framework for air quality regulation in the United States. Many of the federal, state and local air pollution control programs regulating vehicles and stationary sources have their basis in Title I or Title II of the Federal Clean Air Act.

Title I of the Federal Clean Air Act charges the EPA with establishing uniform “National Ambient Air Quality Standards” for criteria air pollutants anticipated to endanger public health and welfare. States in turn have the primary responsibility under the Federal Clean Air Act for meeting these standards. If any area within a particular state fails to meet these standards for a criteria air pollutant, the state must develop an implementation plan and local agencies must develop air quality management plans for achieving these standards. Many state programs regulating stationary source emissions, vehicle pollution or mobile sources of pollution are developed as part of a state implementation plan. For mobile sources, two criteria pollutants in particular are of concern: ozone and particulate matter. As components of state implementation plans, individual states have also adopted diesel fuel standards intended to reduce nitric oxide and nitrogen dioxide (collectively, “NOx”)and particulate matter emissions. Texas and California, for example, have both adopted low-NOx diesel programs. Additionally, many state implementation plans and some quality management plans include vehicle fleet requirements specifying the use of low emission or alternative fuels in government vehicles.

Title II of the Federal Clean Air Act authorizes the EPA to establish emission standards for vehicles and engines. Diesel fueled heavy duty trucks and buses have recently accounted for substantial portions of NOx and particulate matter emissions from mobile sources, and diesel emissions have received significant attention from environmental groups and state agencies. Further, the 2007 Highway Rule seeks to limit emissions from diesel fueled trucks and buses on two fronts: new tailpipe standards requiring significantly reduced NOx and particulate matter emissions for new heavy duty diesel engines, and new standards requiring refiners to produce low sulfur diesel fuels that will enable more extensive use of advanced pollution control technologies on diesel engines.

The 2007 Highway Rule’s tailpipe standards apply to new diesel engines. Specifically, new particulate matter standards took effect in the model year 2007 and new NOx standards were phased in between 2007 and 2010. The rule’s fuel standards call for a shift by US refiners and importers from low sulfur diesel, with a sulfur content of 500 parts per million (ppm), to ultra-low sulfur diesel, with a sulfur content of 15 ppm. The rule, which effects a transition to ultra-low sulfur diesel, required refiners to begin producing ultra-low sulfur diesel fuels on June 1, 2006.

Although the majority of state air pollution control regulations are components of state implementation plans developed pursuant to Title I of the Federal Clean Air Act, states are not precluded from developing their own air pollution control programs under state law. For example, the California Air Resources Board and the South Coast Air Quality Management District have promulgated a series of airborne toxic control measures under California law, several of which are directed toward reducing emissions from diesel fueled engines.

Although the federal government has not adopted any laws that comprehensively regulate greenhouse gas emissions, the EPA is developing regulations that would regulate these pollutants under the Clean Air Act.

Government Regulation and Environmental Matters

Many aspects of our operations are subject to regulation under federal, state, local and foreign laws. If we were to violate any of these laws or if the laws or enforcement proceedings were to change, it could have a material adverse effect on our business, financial condition and results of operations. Certain regulations that significantly impact our operations are described below:

CNG and LNG stations – to construct a CNG or LNG fueling station, we must obtain a facility permit from the local fire department and either we or a third party contractor must be licensed as a general engineering contractor. The installation of each CNG and LNG fueling station must be in accordance with federal, state and local regulations pertaining to station design, environmental health, accidental release prevention, above-ground storage tanks, hazardous waste and hazardous materials. We are also required to register with certain state agencies as a retailer/wholesaler of CNG and LNG.

Transfer of LNG – Federal Safety Standards require each transfer of LNG to be conducted in accordance with specific written safety procedures. These procedures must be located at each place of transfer and must include provisions for personnel to be in constant attendance during all LNG transfer operations.

LNG Liquefaction Plants – To build and operate LNG liquefaction plants, we must apply for facility permits or licenses to address many factors, including storm water and wastewater discharges, waste handling and air emissions related to production activities or equipment operations. The construction of LNG plants must also be approved by local planning boards and fire departments.

Employees

As of September 30, 2014, we have two full time employees. We plan to hire additional full time employees upon completion of this offering.

Our Offices

We moved our executive offices to 45, Almeria Avenue, Coral Gables, FL 33134 (Telephone Number 305-430-6103) on February 15, 2014, signing a year lease for $400.00 per month for the use of conference facility and answering our phone by a receptionist. In October of 2014, we negotiated the monthly rental price to $200.00 per month to take effective retroactively to the beginning date of the lease.

Legal Proceedings

We are currently not involved in litigation that we believe will have a materially adverse effect on our financial condition or results of operations. There is no action, suit, proceeding, inquiry or investigation before or by any court, public board, government agency, self-regulatory organization or body pending or, to the knowledge of the executive officers of our company or any of our subsidiaries, threatened against or affecting our company, our common stock, any of our subsidiaries or of our company’s or our company’s subsidiaries’ officers or directors in their capacities as such, in which an adverse decision is expected to have a material adverse effect.

MANAGEMENT

Directors and Executive Officers

The following individuals serve as our executive officers and members of our board of directors:

Name	Age	Positions

James C. New	69	Chairman of the Board of Directors

I. Andrew Weeraratne	64	Chief Executive Officer, Chief Financial Officer, Director

Eugene Nichols	68	President, Secretary, Treasurer, Director

Bo G. Engberg	67	Director

James C. New, age 69, Chairman of the Board of Directors

Mr. New has served as Chairman of the Board of Directors since inception. Mr. New has over 20 years of experience in the healthcare industry, and currently serves as the Chairman of the Board of Directors of Aurora Diagnostics, LLC (“Aurora”), a company that he co-founded in July 2006 and which has grown to approximately $269 million in revenue in 2011. He also served as Aurora’s Chief Executive Officer and President from 2006 until his retirement in September 2011. Prior to joining Aurora, Mr. New was a private investor from 2003 to 2006. He served as the President, Chief Executive Officer and Chairman of AmeriPath, an anatomic pathology laboratory company, from January 1996 through 2003. Prior to joining AmeriPath, Mr. New served as the President, Chief Executive Officer, and a director of RehabClinics, an outpatient rehabilitation company Mr. New had his bachelor’s degree in Allegheny College in 1967 and got an MBA from Gannon University in 1971.

I. Andrew Weeraratne, age 64, Chief Executive Officer, Chief Financial Officer, Director

Mr. Weeraratne has served as our Chief Executive Officer and member of our board of directors since inception and took over also the position of Chief Financial Officer as of August 6, 2014, due to the resignation of Robert Sanford. Prior to joining the Company, Mr. Weeraratne served as the President on a part-time basis of four private investment companies, including Passerelle Corp. (since February 2000), Andwe One Limited Partnership (since September 2006), PAR Holding Partnership (since June 2011) and Scanflo Partnership (since April 2013). Mr. Weeraratne continues to devote efforts part-time to these entities. Mr. Weeraratne also served as Chief Financial Officer of China Direct, Inc. (Nasdaq: CDII) from February 2009 to May 2009. From August 2004 to December 2008, Mr. Weeraratne acted as a financial consultant working in a variety of industries including work with the Embassy of the United States of America in Iraq as a financial advisor to form an Iraqi Accounting Association to introduce International Accounting Standards to Iraq as part of a plan to privatize state-owned enterprises after the Iraq war. From December 1998 to February 2000, Mr. Weeraratne was the Chief Financial Officer of National Lampoon, Inc. (formerly known as J2 Communications), a provider of branded comedic content. Mr. Weeraratne has been a Florida licensed Certified Public Accountant since 1981, and has also served as a financial consultant to various global entities, including HJT. He is also an author, and wrote a book entitled Uncommon Commonsense Steps to Super Wealth, where he illustrates how some people beginning with very little ended up in the list of richest people on earth by focusing only one out of four ways to make their wealth. Currently, Mr. Weeraratne is working also as the President of a related organization, High Tech Fueling, Service and Distribution Inc. which is planning on setting up NG fueling stations and factories to convert NG to LNG and CNG in China. Mr. Weeraratne devotes approximately 90% of his time to our business and affairs. Mr. Weeraratne received a B.S. in Accounting from Jones College and is a Certified Public Accountant in the State of Florida.

Eugene Nichols, age 68, President, Secretary, Treasurer, Director

Mr. Nichols has served as our Vice President, Secretary, Treasurer and a director since inception and was a founder of the company. Mr. Nichols has over 30 years of sales, management and marketing experience with a Fortune 100 company. Since 1999, along with his wife Evelyn Nichols, he has owned and operated Informa Training Partners, a healthcare related sales training company located in Walpole, Massachusetts. He began his professional career as a sales representative at Beecham Massengill in Bristol, Tennessee, where he was employed from 1972 to 1976. From May 1976 until October 2002, he was employed with Abbott Diagnostic holding various positions including sales executive, sales trainer, district manager and director advertising and communication. Currently, Mr.

Nichols is working as Vice President Marketing and Sales, for a related organization, High Tech Fueling, Service and Distribution Inc. which is planning on setting up NG fueling stations and factories to convert NG to LNG and CNG in China. Mr. Nichols devotes approximately 90% of his time to our business and affairs. Mr. Nichols graduated with a bachelor’s degree in Business Administration from Auburn University in 1972.

Bo G. Engberg, age 67, Director

Mr. Engberg joined as a director of our company on October 12, 2013. He began his career in sales, in 1972, with Electrolux A.B. (NASDAX OMX, Stockholm), the leading manufacturer of household appliances in Sweden and then joined their international division in 1974. At that time Getinge A.B., which currently is the leading manufacturer of infection control equipment, was a division of Electrolux. In 1979, Mr. Engberg was recruited by Getinge group to focus on infection control equipment as a sales director. He continued as the Director of Sales of Getinge (currently the biggest medical and pharmaceutical company in Sweden, a public company listed on NASDAX OMX, Stockholm) for the next 41 years relocating to a few places in the world. Mr. Engberg retired in April of 2013. He is fluent in English, Spanish, Portuguese, French, German, Italian and Swedish. Mr. Engberg obtained a bachelor’s degree in Electrical Engineering from Zimmermanska Technical Institute in Vasteras, Sweden in 1970.

Director Qualifications

The following is a discussion for each director of the specific experience, qualifications, attributes or skills that our board of directors to conclude that the individual should be serving as a director of our company.

James C. New – Mr. New’s extensive career in leadership positions, his successful track record as a private, entrepreneur and board member were factors considered by the Board. Specifically, the Board viewed favorably his roles at Aurora Diagnostics, LLC, AmeriPath and RehabClinics, his experience in founding a successful company and three years as a private investor in reaching their conclusion.

I. Andrew Weeraratne – Mr. Weeraratne’ s experience as a chief financial officer for public companies in a variety of industries, together with his international experience were factors considered by the board of directors. Specifically, the board of directors viewed favorably his roles at China Direct, Inc., Passerelle Corp., National Lampoon, Inc., Business Resource Exchange, as a financial advisor working with the Embassy of the United States of America in Iraq, and as a CPA in private practice in reaching their conclusion.

Eugene Nichols – Mr. Nichols’s career as an entrepreneur and his involvement in various start-ups were factors considered by the board of directors. Specifically, the board of directors viewed favorably his roles at Communication Exchange Inc., Visa Exchange Inc., Foxfire Golf Course, Power Management Electrical Consultants and Informa Training Partners in reaching their conclusion.

Bo G. Engberg – Mr. Engberg’s long sales career with one major Swedish public company that is a leader in international market and his fluency in various languages and cultures were factors considered by the board of directors. Specifically, the board of directors viewed his leadership skills in rising through the ranks at Getinge group in reaching their conclusion.

In addition to each of the individual skills and background described above, the board of directors also concluded that each of these individuals will continue to provide knowledgeable advice to our other directors and to senior management on numerous issues facing our company and on the development and execution of our strategy.

We expect to expand our board of directors in the future to include additional independent directors. In adding additional members to our board of directors, we will consider each candidate’s independence, skills and expertise based on a variety of factors, including the person’s experience or background in management, finance, regulatory matters and corporate governance. Further, when identifying nominees to serve as director, we expect that our board of directors will seek to create a board of directors that is strong in its collective knowledge and has a diversity of skills and experience with respect to accounting and finance, management and leadership, vision and strategy, business operations, business judgment, industry knowledge and corporate governance.

Director Compensation

We have not established standard compensation arrangements for our directors and the compensation payable to each individual for their service on our Board will be determined from time to time by our board of directors based upon the amount of time expended by each of the directors on our behalf. Currently, executive officers of our company who are also members of the board of directors do not receive any compensation specifically for their services as directors.

Code of Business Conduct and Ethics

We have adopted a Code of Business Conduct and Ethics that applies to our executive officers and any other persons performing similar functions. This Code provides written standards that we believe are reasonably designed to deter wrongdoing and promote honest and ethical conduct, including the ethical handling of actual or apparent conflicts of interest between personal and professional relationships, and full, fair, accurate, timely and understandable disclosure in reports we file with the SEC. A copy of our Code of Business Conduct and Ethics has been filed with the SEC as an exhibit to the registration statement of which this prospectus is a part.

Committees of our Board of Directors and the Role of our Board in Risk Oversight

Our board of directors has determined that the separation of the offices of chairman of the board and principal executive officers enhances board independence and oversight and facilitates the communication between senior management and the board of directors regarding risk oversight, which the board of directors believes strengthens its risk oversight activities. Moreover, the separation of the chairman of the board and principal executive officer will allow the principal executive officer to better focus on his responsibilities of running the company, enhancing shareholder value and expanding and strengthening our business while allowing the chairman of the board to lead the board of directors in its fundamental role of providing advice to and independent oversight of management. Mr. Weeraratne serves as our Chief Executive Officer, which is our principal executive officer, and as one of the three members of our board of directors. Mr. Engberg is considered an independent director under the definition in the NYSE MKT Company Guide, but we do not have a “lead” independent director. The board of directors oversees our business affairs and monitors the performance of management. In accordance with our corporate governance principles, the board of directors does not involve itself in day-to-day operations. Our independent director keeps himself informed through discussions with our executive officers and by reading the reports and other materials that we may send him and by participating in board of directors meetings.

We have not established any committees, including an Audit Committee, a Compensation Committee or a Nominating Committee, any committee performing a similar function. The functions of those committees are being undertaken by board of directors as a whole. Because we only have one independent director, we believe that the establishment of these committees would be more form over substance.

We do not have a policy regarding the consideration of any director candidates which may be recommended by our shareholders, including the minimum qualifications for director candidates, nor has our board of directors established a process for identifying and evaluating director nominees. Further, when identifying nominees to serve as director, while we do not have a policy regarding the consideration of diversity in selecting directors, however, at such time as we expand our board of directors, our board of directors will seek to create a board of directors that is strong in its collective knowledge and has a diversity of skills and experience with respect to accounting and finance, management and leadership, vision and strategy, business operations, business judgment, industry knowledge and corporate governance. We have not adopted a policy regarding the handling of any potential recommendation of director candidates by our shareholders, including the procedures to be followed. Our board of directors has not considered or adopted any of these policies as we have never received a recommendation from any shareholder for any candidate to serve on our board of directors. Given our relative size and lack of directors and officers insurance coverage, we do not anticipate that any of our shareholders will make such a recommendation in the near future. While there have been no nominations of additional directors proposed, in the event such a proposal is made, all members of our board of directors will participate in the consideration of director nominees. In considering a director nominee, it is likely that our board of directors will consider the professional and/or educational background of any nominee with a view towards how this person might bring a different viewpoint or experience to our board of directors.

Mr. Weeraratne is considered an “audit committee financial expert” within the meaning of Item 401(e) of Regulation S-K. In general, an “audit committee financial expert” is an individual member of the audit committee or board of directors who:

•	understands generally accepted accounting principles and financial statements;

•	is able to assess the general application of such principles in connection with accounting for estimates, accruals and reserves;

•	has experience preparing, auditing, analyzing or evaluating financial statements comparable to the breadth and complexity to our financial statements;

•	understands internal controls over financial reporting; and

•	understands audit committee functions.

Our securities are not quoted on an exchange that has requirements that a majority of our board members be independent and we are not currently otherwise subject to any law, rule or regulation requiring that all or any portion of our board of directors include “independent” directors, nor are we required to establish or maintain an Audit Committee or other committee of our board of directors.

EXECUTIVE COMPENSATION

On November 2013, the current management team decided to pay $2,000 per month compensation plus any expense reimbursements to its Chief Executive Officer until the Company has a successful offering, and from November 2013, until September 30, 2014 the CEO has been paid $22,800.00. The amount of this compensation is based on the current cash flow situation and the cash flow needs currently and in the immediate future and not based on the fair market value of the services the CEO is providing the Company currently. We have no employment agreement with any officers or directors of the Company and no other officers or directors are paid any compensation except expense reimbursements.

Limitation on Liability

The Florida Business Corporation Act permits, but does not require, corporations to indemnify a director, officer or control person of the corporation for any liability asserted against her and liability and expenses incurred by her in her capacity as a director, officer, employee or agent, or arising out of her status as such, if he or she acted in good faith and in a manner he or she reasonably believed to be in, or not opposed to, the best interests of the corporation, and, unless the articles of incorporation provide otherwise, whether or not the corporation has provided for indemnification in its articles of incorporation. Our articles of incorporation have no separate provision for indemnification of directors, officers, or control persons.

Insofar as the limitation of, or indemnification for, liabilities arising under the Securities Act of 1933, as amended (the “Securities Act”), may be permitted to directors, officers, or persons controlling us pursuant to the foregoing, or otherwise, we have been advised that, in the opinion of the SEC, such limitation or indemnification is against public policy as expressed in the Securities Act, and is, therefore, unenforceable.

CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

Mr. I Andrew Weeraratne is a founder and an organizer of the company and as such needs to disclose any relevant transactions that Mr. Weeraratne will have with the company. Mr. Weeraratne has received no compensation as a founder except the opportunity to buy 7,000,000 Class B common stock at par value of .0001 cents for a total value of $700.00 and 4,000,000 of Class A common stock at par value of .0001 cents for a total value of $400.00 as founding shares that Mr. Weeraratne purchased on October 2, 2013.

Mr. I. Andrew Weeraratne, our Chief Executive Officer and Chief Financial Officer is also the President, Chief Financial Officer and a director of High Tech Fueling and Distribution Inc. (HFSD). We plan to operate our vehicle conversion division in joint venture with HJT, which is the majority shareholder of HFSD. At this time, we have not entered into a formal joint venture agreement with HJT.

Mr. James New, our Chairman of the Board of Directors, is also the Chairman of the Board of Directors of HFSD. Mr. James New is a founder and organizer of the Company, and thus needs to disclose any relevant transactions that he will have with the Company. Mr. New has not received compensation as the Company's Chairman. Mr. New did purchase 250,000 shares of Common Stock on October 2, 2013 in connection with our offering to the Company's founders.

Mr. Eugene Nichols, a founder and organizer of the Company and our President, Secretary and Treasurer and Director, is also a director of HFSD. Mr. Nichols, as a founder and organizer of the Company and thus needs to disclose any relevant transactions that he will have with the Company. Mr. Nichols has not received compensation as the Company's President, Secretary and Treasurer or as a director. Mr. Nichols did purchase 500,000 shares of Common Stock on October 2, 2013 in connection with our offering to the Company's founders.

Mr. Rob Sanford, our former Chief Financial Officer, who resigned as of August 6, 2014, did not receive any compensation for his services as the Company's Chief Financial Officer. Mr. Sanford did purchase 50,000 shares of Common Stock on October 2, 2013 in connection with our offering to the Company's founders.

Mr. Bo Engberg is a director of our Company and Mr. Engberg has not received compensation for his services as a director of the Company. Mr. Engberg did purchase 50,000 shares of Common Stock on October 2, 2013 in connection with our offering to the Company's founders.

Mr. Gerry Ambrose is a founder and organizer of the Company and thus needs to disclose any relevant transactions that he will have with the Company. Mr. Ambrose has not received compensation as a founder. Mr. Ambrose did purchase 250,000 shares of Common Stock on October 2, 2013 in connection with our offering to the Company's founders.

Director Independence

Mr. Engberg is considered independent within NYSE MKT’s director independence standards pursuant to the NYSE MKT Company Guide.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

The following table presents information concerning the beneficial ownership of the shares of our Common Stock as of the filing date of this report, by: (i) each of our named executive officers and current directors, (ii) all of our current executive officers and directors as a group and (iii) each person we know to be the beneficial owner of 5% of more of our outstanding shares of common stock. Unless otherwise specified, the address of each beneficial owner listed in the table is c/o Natural Gas Fueling and Conversion Inc., 45 Almeria Avenue, Coral Gables, Florida 33134.

Name	Number of Shares of Class A Common Stock Beneficially Owned (1)	Percent of Class A Common Stock Owned (2)

Officers and Directors

I. Andrew Weeraratne (3) Chief Executive Officer, Chief Financial Officer, Director	4,000,000	31.75%

James C. New Chairman of the Board of Directors	750,000	5.95%

Eugene Nichols President, Director	1,000,000	7.94%

Bo Engberg Director	550,000	4.37%

All Directors and Officers as a Group (4 persons)	6,300,000	50.01%

5% Holders

Gerry Ambrose (4)	750,000	5.95%

All Directors, Officers and 5% Holders as a Group (5 persons)	7,050,000	55.96%

(1)

A person is deemed to be the beneficial owner of securities that can be acquired by such a person within 60 days from September 30, 2014, upon exercise of options, warrants or convertible securities. Each beneficial owner’s percentage ownership is determined by assuming that options, warrants and convertible securities that are held by such a person (but not those held by any other person) and are exercisable within 60 days from that date have been exercised;

(2)	Based on 12,600,000 shares of common stock outstanding as of September 30, 2014. These percentages have been rounded for convenience;

(3)	Mr. Weeraratne also owns 7,000,000 shares of Class B common stock, which has 10:1 voting rights and is convertible into shares of Common Stock on a 1:1 basis at the option of the holder; and

(4)	Mr. Ambrose’s address is located at 105 Playa Rienta Way, Palm Beach Gardens, FL 33418.

PLAN OF DISTRIBUTION

We are offering up to a total of 10,000,000 shares of Common Stock on a self-underwritten basis at an offering price of $0.15 per share. There is no minimum offering and no minimum number of shares must be sold before we use the proceeds. Proceeds will not be returned to investors if we sell less than all of the 10,000,000 shares of our Common Stock being offered in this prospectus. The proceeds from the sales of the shares will be paid directly to us by a subscriber for our Common Stock and will not be placed in an escrow account.

There is currently no public trading market for shares of our Common Stock, and we cannot give any assurance to you that the shares offered by this prospectus can be resold for at least the offered price if and when an active secondary market might develop, or that a public market for our Common Stock will be sustained even if one is ultimately developed.

We are offering the shares of our Common Stock directly to the public. If we decide to extend the offering for this additional period, we will file a post-effective amendment to our registration statement of which this prospectus is a part informing you of this extension. There are no minimum purchase requirements for each individual investor.

This is a self-underwritten offering. This prospectus forms a part of a registration statement that permits our officers and directors to sell the shares of our Common Stock directly to the public, with no commission or other remuneration payable to them for any shares they sell. We may choose to hire an investment banker to sell some of our shares for a certain commission and if we do so, we will pay such investment banker a commission that is standard in the market, based on the number of shares the investment banker would sell. But as of now we have no such agreement with any investment banker or a broker or a dealer and we believe we have to depend on our officers and directors to sell all these shares Our officers and directors will sell the shares of Common Stock and intend to offer them to friends, family members and business acquaintances. In the event we have an investment banker raising us funds, we will file another Post-Effective Amendment to reflect the changes in our Plan of Distribution. In offering the securities on our behalf, our officers and directors will rely on the safe harbor from broker/dealer registration set out in Rule 3a4-1 under the Securities Exchange Act of 1934, as amended, which sets forth those conditions under which a person associated with an issuer may participate in the offering of the issuer’s securities and not be deemed to be a broker/dealer.

Section 15(g) of the Securities Exchange Act of 1934 – “Penny Stock” Disclosure

Our shares of Common Stock are “penny stock” covered by Section 15(g) of the Exchange Act, and Rules 15g-1 through 15g-6 promulgated under the Exchange Act. They impose additional sales practice requirements on broker/dealers who sell securities to persons other than established customers and accredited investors, which are generally institutions with assets in excess of $5,000,000 or individuals with net worth in excess of $1,000,000 or annual income exceeding $200,000 or $300,000 jointly with their spouses. For transactions covered by these rules, the broker/dealer must make a special suitability determination for the purchase and have received the purchaser’s written agreement to the transaction prior to the sale. Consequently, the rules may affect the ability of broker/dealers to sell our securities and also may affect your ability to resell your shares.

Section 15(g) also imposes additional sales practice requirements on broker/dealers who sell penny stock. These rules require a one-page summary of certain essential items. The items include the risk of investing in penny stocks in both public offerings and secondary marketing; terms important to an understanding of the function of the penny stock market, such as “bid” and “offer” quotes, a dealers “spread” and broker/dealer compensation; the broker/dealer compensation, the broker/dealer’s duties to its customers, including the disclosures required by any other penny stock disclosure rules; the customers’ rights and remedies in cases of fraud in penny stock transactions; and the Financial Industry Regulatory Authority’s toll-free telephone number and the central number of the North American Securities Administrators Association (NASAA), for information on the disciplinary history of broker/dealers and their associated persons. Rules 15g-1 through 15g-6 which apply to broker/dealers but not our company are summarized as follows:

•	Rule 15g-1 exempts a number of specific transactions from the scope of the penny stock rules;

•	Rule 15g-2 declares unlawful broker/dealer transactions in penny stock unless the broker/dealer has first provided to the customer a standardized disclosure document;

•

Rule 15g-3 provides that it is unlawful for a broker/dealer to engage in a penny stock transaction unless the broker/dealer first discloses and subsequently confirms to the customer current quotation prices or similar market information concerning the penny stock in question

•

Rule 15g-4 prohibits broker/dealers from completing penny stock transactions for a customer unless the broker/dealer first discloses to the customer the amount of compensation or other remuneration received as a result of the penny stock transaction;

•

Rule 15g-5 requires that a broker/dealer executing a penny stock transaction, other than one exempt under Rule 15g-1, disclose to its customer, at the time of or prior to the transaction, information about the sales person’s compensation; and

•	Rule 15g-6 requires broker/dealers selling penny stock to provide their customers with monthly account statements.

The application of the penny stock rules may affect your ability to resell your shares of Common Stock because many brokers are unwilling to buy, sell or trade penny stock as a result of the additional sales practices imposed upon them which are described in this section.

LEGAL MATTERS

No expert or counsel named in this prospectus as having prepared or certified any part of this prospectus or having given an opinion upon the validity of the securities being registered or upon other legal matters in connection with the registration or offering of the common stock was employed on a contingency basis, or had, or is to receive, in connection with the offering, a substantial interest, direct or indirect, in the registrant or any of its parents or subsidiaries. Nor was any such person connected with the registrant or any of its parents or subsidiaries as a promoter, managing or principal underwriter, voting trustee, director, officer, or employee.

The validity of the securities offered by this prospectus will be passed upon for us by JSBarkats, PLLC.

EXPERTS

Our financial statements as of September 30, 2014, and for the period of inception (October 2, 2013) to September 30, 2014, included in this prospectus have been audited by MaloneBailey, LLP, independent registered public accounting firm, as indicated in their report with respect thereto, and have been so included in reliance upon the report of such firm given on their authority as experts in accounting and auditing.

WHERE YOU CAN FIND ADDITIONAL INFORMATION

We have filed with the SEC the registration statement on Form S-1 under the Securities Act for the Common Stock offered by this prospectus. This prospectus, which is a part of the registration statement, does not contain all of the information in the registration statement and the exhibits filed with it, portions of which have been omitted as permitted by SEC rules and regulations. For further information concerning us and the securities offered by this prospectus, we refer to the registration statement and to the exhibits filed with it. Statements contained in this prospectus as to the content of any contract or other document referred to are not necessarily complete. In each instance, we refer you to the copy of the contracts and/or other documents filed as exhibits to the registration statement.

This registration statement on Form S-1, including exhibits, is available over the Internet at the SEC’s web site at http://www.sec.gov. You may also read and copy any document we file with the SEC at its public reference facilities:

Public Reference Room Office

100 F. Street, N.E., Room 1580

Washington, D.C. 20549

You may also obtain copies of the documents at prescribed rates by writing to the Public Reference Section of the SEC at 100 F Street, N.E., Room 1580, Washington D.C. 20549. Callers in the United States can also call 1-202-551-8090 for further information on the operations of the public reference facilities.

DISCLOSURE OF COMMISSION POSITION ON INDEMNIFICATION

FOR SECURITIES ACT LIABILITIES

Our directors and officers are indemnified as provided by Florida law and our bylaws. We have agreed to indemnify each of our directors and certain officers against certain liabilities, including liabilities under the Securities Act. Insofar as indemnification for liabilities arising under the Securities Act may be permitted to our directors, officers and controlling persons pursuant to the provisions described above, or otherwise, we have been advised that in the opinion of the SEC such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than our payment of expenses incurred or paid by our director, officer or controlling person in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, we will, unless in the opinion of our counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

We have been advised that in the opinion of the SEC indemnification for liabilities arising under the Securities Act is against public policy as expressed in the Securities Act, and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities is asserted by one of our directors, officers, or controlling persons in connection with the securities being registered, we will, unless in the opinion of our legal counsel the matter has been settled by controlling precedent, submit the question of whether such indemnification is against public policy to a court of appropriate jurisdiction. We will then be governed by the court’s decision.

NATURAL GAS FUELING AND CONVSERION INC.

(a development stage company)

FINANCIAL STATEMENTS

Period Since Inception to September 30, 2014

Index to Financial Statements

Page

Report of Independent Registered Public Accounting Firm

F-2

Balance Sheets as of September 30, 2014

F-3

Statements of Operations for the period from October 2, 2013 (inception) through September 30, 2014

F-4

Statements of Stockholders’ Equity for the period from October 2, 2013 (inception) through September 30, 2014

F-5

Statements of Cash Flows for the period from October 2, 2013 (inception) through September 30, 2014

F-6

Notes to the Financial Statements September 30, 2014

F-7

Unaudited Financial Statements for the quarter ended December 31, 2014

FQ-1

Report of Independent Registered Public Accounting Firm

To the Board of Directors

Natural Gas Fueling and Conversion Inc.

Coral Gables, Florida

We have audited the accompanying balance sheets of Natural Gas Fueling and Conversion Inc. (“the Company”) as of September 30, 2014, and the related statements of operations, changes in stockholders’ equity and cash flows for the period from October 2, 2013 (inception) through September 30, 2014. These financial statements are the responsibility of the Company’s management. Our responsibility is to express an opinion on these financial statements based on our audit.

We conducted our audit in accordance with standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatements. The Company is not required to have, nor were we engaged to perform, an audit of its internal control over financial reporting. Our audit included consideration of internal control over financial reporting as a basis for designing audit procedures that are appropriate in the circumstances, but not for the purpose of expressing an opinion on the effectiveness of the Company’s internal control over financial reporting. Accordingly, we express no such opinion. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audit provides a reasonable basis for our opinion.

In our opinion, the financial statements referred to above present fairly, in all material respects, the financial position of the Company as of September 30, 2014, and the results of its operations and its cash flows the period from October 2, 2013 (inception) through September 30, 2014, in conformity with accounting principles generally accepted in the United States of America.

The accompanying financial statements have been prepared assuming that the Company will continue as a going concern. The Company has not generated any revenue since inception and has incurred losses from operations for the period from October 2, 2013 (inception) through September 30, 2014. These factors raise substantial doubt about the Company’s ability to continue as a going concern. Management’s plans in regard to these matters are described in Note 3. The financial statements do not include any adjustments that might result from the outcome of this uncertainty.

/s/ MALONEBAILEY, LLP

MALONEBAILEY, LLP

www.malonebailey.com

Houston, Texas

December 4, 2014

Natural Gas Fueling and Conversion, Inc.
Balance Sheets

September 30, 2014
ASSETS
CURRENT ASSETS
Cash	$34,358
Investment Account-Cash	48,461
Investment Account-Stocks	27,561
Total Current Assets	110,380

TOTAL ASSETS	$110,380

LIABILITIES AND STOCKHOLDERS' EQUITY (DEFICIT)
CURRENT LIABILITIES
Rent Payable	$3,000
Total Current Liabilities	3,000

STOCKHOLDERS' EQUITY (DEFICIT)
Preferred stock: $.0001 par value; 10,000,000 shares authorized, no shares issued and outstanding
Class A Common Stock: $.0001 par value; 230,000,000 shares authorized, 12,600,000 shares issued and outstanding for the year end	1,260
Class B common stock: $.0001 par value; 60,000,000 shares authorized, 7,000,000 shares issued and outstanding for the year end	700
Additional Paid-in Capital	194,350
Retained Earnings (Deficit)	(88,930)
Total Stockholders' Equity (Deficit)	107,380

TOTAL LIABILITIES AND STOCKHOLDERS' EQUITY (DEFICIT)	$110,380

The accompanying notes are an integral part of these condensed financial statements.

Natural Gas Fueling and Conversion Inc.
Statements of Operations

October 2, 2013
(inception) to
September 30, 2014

OPERATING EXPENSES
Legal Fees	23,304
Accounting Fees	9,300
Officer compensation	22,800
General and administrative	29,547
Total Operating Expenses	84,951

LOSS FROM OPERATIONS	(84,951)

Other Income
Realized gain on marketable securities	3,281
Unrealized loss on marketable securities	(7,379)
Dividends received	120
Total Other Income	(3,978)

NET LOSS	(88,930)

BASIC AND DILUTED LOSS PER COMMON SHARE	$(0.00)

BASIC AND DILUTED WEIGHTED AVERAGE NUMBER OF COMMON SHARES OUTSTANDING	19,018,733

The accompanying notes are an integral part of these condensed financial statements.

Natural Gas Fueling and Conversion Inc.
Statements of Stockholders' Equity

							Total
					Additional		Stockholders'
	Common Stock Class A		Common Stock Class B		Paid in	Accumulated	Equity
	Shares	Amount	Shares	Amount	Capital	Deficit	(Deficit)

Balance at inception	-	-	-	-		-	-

Common stock issued for cash - founders	6,100,000	610	-	-			610

Common stock issued for cash - founders	-	-	7,000,000	700	-		700

Common stock issued for cash	6,500,000	650	-	-	194,350		195,000

Net loss						(88,930)	(88,930)

Balance, September 30, 2014	12,600,000	1,260	7,000,000	700	194,350	(88,930)	107,380

	The accompanying notes are an integral part of these condensed financial statements.

Natural Gas Fueling and Conversion Inc.
Statements of Cash Flows

October 2, 2013
(inception) to
September 30, 2014

CASH FLOWS FROM OPERATING ACTIVITIES:
Net loss	(88,930)
Adjustments to reconcile net loss to cash used in operating activities:
Realized gain on marketable securities	(3,281)
Unrealized loss on marketable securities	7,379
Dividends received	(120)
Changes in operating assets and liabilities:
Accrued expenses	3,000
Net cash used in operating activities	(81,952)

CASH FLOWS FROM INVESTING ACTIVITIES:
Cash paid for available for sale securities	(80,000)
Net cash used in investing activities	(80,000)

CASH FLOWS FROM FINANCING ACTIVITIES:
Proceeds from sale of common stock	196,310
Net cash provided by financing activities	196,310

NET INCREASE (DECREASE) IN CASH	34,358
CASH AT BEGINNING OF PERIOD	-

CASH AT END OF PERIOD	34,358

SUPPLEMENTAL DISCLOSURES:

CASH PAID FOR:
Interest
Income Taxes

The accompanying notes are an integral part of these condensed financial statements.

NATURAL GAS FUELING AND CONVERSION INC.

NOTES TO THE FINANCIAL STATEMENTS

SEPTEMBER 30, 2014

NOTE 1 – DESCRIPTION OF BUSINESS AND BASIS OF PRESENTATION

Natural Gas Fueling and Distribution Inc. (the “Company”) was incorporated in State of Florida on October 2, 2013, and plans to construct and operate combined gasoline, diesel and natural gas (NG) fueling and service stations with convenience stores along with factories to retrofit vehicles to run on NG in the United States. We also plan to acquire currently operating gasoline and diesel fueling stations and add NG bays to introduce NG fueling by expanding those stations. Also we plan to build factories to convert NG to liquefied natural gas (LNG) and compressed natural gas (CNG). Since inception on October 2, 2013, the Company has primarily been involved in conducting research and development, business planning and capital raising activities.

BASIS OF PRESENTATION

The accompanying audited financial statements include all accounts of the Company and in the opinion of management, reflect all adjustments, which include all normal recurring adjustments, necessary to state fairly the Company’s financial position, results of operations and cash flows for the period from inception (October 2, 2013) to September 30, 2014. This financial statement period is not an indicative of the results to be expected for the year ending September 30, 2015, or for any other interim period in future.

NOTE 2 – SIGNIFICANT ACCOUNTING POLICIES

Use of Estimates

The preparation of financial statements in conformity with US GAAP requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and the disclosure of contingent assets and liabilities at the date of the financial statements and revenues and expenses recorded during the reporting period. Actual results could differ from those estimates.

Cash and Cash Equivalents

The Company considers all highly liquid instruments purchased with a maturity of three months or less and money market accounts to be cash equivalents. The Company had no cash equivalents at September 30, 2014.

Marketable Securities

In accordance with Accounting Standards Codification 825 an entity is permitted to irrevocably elect fair value on a contract-by-contract basis for new assets or liabilities within the scope of ASC 825 as the initial and subsequent measurement attribute for those financial assets and liabilities and certain other items including property and casualty insurance contracts. Entities electing the fair value option are required to (i) recognize changes in fair value in earnings and (ii) expense any upfront costs and fees associated with the item for which the fair value option is elected. Entities electing the fair value option are required to distinguish, on the face of the statement of financial position, the fair value of assets and liabilities for which it has elected the fair value option, and similar assets and liabilities measured using another measurement attribute. An entity can accomplish this either by reporting the fair value and non-fair-value carrying amounts as separate line items or by aggregating those amounts and disclosing parenthetically the amount of fair value included in the aggregate amount.

The Company elected the fair value option for all their marketable securities. Management has elected the fair value option as management believes it best reflects the true market value of the securities at the date of valuation.

The Company reports the change in value of the securities as realized or unrealized gains or losses on a quarterly basis against earnings. The gain or loss is calculated as the difference between the acquiring value and the closing market value at the end of the reporting period. For securities purchased, the acquiring value is the fair value of the securities on the date they are acquired.

Income Taxes

The Company accounts for income taxes in accordance with accounting guidance now codified as FASB ASC Topic 740, “Income Taxes,” which requires that the Company recognize deferred tax liabilities and assets based on the differences between the financial statement carrying amounts and the tax basis of assets and liabilities, using enacted tax rates in effect in the years the differences are expected to reverse. Deferred income tax benefit (expense) results from the change in net deferred tax assets or deferred tax liabilities. A valuation allowance is recorded when it is more likely than not that some or all deferred tax assets will not be realized.

Basic and Diluted Net Loss Per Share

The Company computes loss per share in accordance with “ASC-260,” “Earnings per Share”, which requires presentation of both basic and diluted earnings per share on the face of the statement of operations. Basic loss per share is computed by dividing net loss available to common shareholders by the weighted average number of outstanding common shares during the period. Diluted loss per share gives effect to all dilutive potential common shares outstanding during the period. Dilutive loss per share excludes all potential common shares if their effect is anti-dilutive. As of September 30, 2014, the Company had no potential dilutive shares outstanding.

Research and Development

Costs incurred in connection with the development of new products and manufacturing methods are charged to selling, general and administrative expenses as incurred.

Recent Pronouncements

In the year ending September 30, 2014, the Company has elected to early adopt Accounting Standards Update No. 2014-10, Development Stage Entities (Topic 915): Elimination of Certain Financial Reporting Requirements.  The adoption of this ASU allows the Company to remove the inception to date information and all references to development stage.

NOTE 3 – GOING CONCERN

The Company’s financial statements are prepared using generally accepted accounting principles in the United States of America applicable to a going concern which contemplates the realization of assets and liquidation of liabilities in the normal course of business. The Company has not yet established an ongoing source of revenues sufficient to cover its operating costs and allow it to continue as a going concern. The ability of the Company to continue as a going concern is dependent on the Company obtaining adequate capital to fund operating losses until it becomes profitable. If the Company is unable to obtain adequate capital, it could be forced to cease operations. These factors raise substantial doubt about the Company’s ability to continue as a going concern.

In order to continue as a going concern, the Company will need, among other things, additional capital resources. Management’s plan is to obtain a portion of such resources for the Company by selling the 10 million shares it has registered to sell the public. However management cannot provide any assurances that the Company will be successful in raising funds from the public to meet its minimum financial obligations.

The ability of the Company to continue as a going concern is dependent upon its ability to successfully accomplish the plans described in the preceding paragraph and eventually secure other sources of financing and attain profitable operations. The accompanying financial statements do not include any adjustments that might be necessary if the Company is unable to continue as a going concern.

NOTE 4 – RELATED PARTY TRANSACTIONS

On October 2, 2013, the Company issued 5,600,000 shares of Class A common stock as founders’ shares for total proceeds of $560. On October 10, 2013, the Company issued 500,000 shares of Class A common stock as founders’ shares for total proceeds of $50.

On October 2, 2013, the Company issued 7,000,000 Class B common shares as founders’ shares to the Chief Executive Officer of the Company for total proceeds of $700.

NOTE 5 – INVESTMENTS IN MARKETABLE SECURITIES

Marketable securities are classified as available-for-sale and are presented in the balance sheet at fair value.

Per Accounting Standards Codification 820 “Fair Value Measurement”, fair values defined establishes a framework for measuring fair value under generally accepted accounting principles and expands disclosures about fair value measurements. ASC 820 does not require any new fair value measurements.

ASC 820 establishes a valuation hierarchy for disclosure of the inputs to valuation used to measure fair value. This hierarchy prioritizes the inputs into three broad levels as follows:

Level 1: Quoted market prices in active markets for identical assets or liabilities

Level 2: Observable market based inputs or unobservable inputs that are corroborated by market data

Level 3: Unobservable inputs that are not corroborated by market data

The Company has classified these marketable securities at level 1 with a fair value of $27,561 as of September 30, 2014.

In June 2014, the Company opened an investment and trading account with Interactive Brokers with a capital of $80,000 to invest in various stocks to receive dividends while hedging them by trading options to receive trading profits managed by its Chief Executive Office I. Andrew Weeraratne.  Of the $80,000 initial capital, $48,461 remains in cash and has not been actively invested in stock.  The total realized capital gains for the period ending September 30, 2014 from trading activities was $3,281.  The total unrealized loss as of September 30, 2014 is $7,379.  The investment and trading account is recorded at fair market value adjusting the account both by realized and unrealized gain and losses, as required by generally accepted accounting principles, at a balance of $27,561 as of September 30, 2014.

NOTE 6 – EQUITY

We have 300,000,000 authorized shares of capital stock, which consists of (i) 230,000,000 shares of Class A common stock, par value $0.0001 per share; (ii) 60,000,000 shares of Class B common stock, par value $0.0001 per share; and (iii) 10,000,000 shares of blank-check preferred stock, par value of $0.0001 per share.

The holders of Class A common stock shall be entitled to one vote per share and shall be entitled to dividends as shall be declared by our Board of Directors from time to time.

Each share of Class B common stock shall entitle the holder thereof to 10 votes for each one vote per share of Class A common stock, and with respect to such vote, shall be entitled, notwithstanding any provision hereof, to notice of any stockholders’ meeting in accordance with the bylaws of this corporation, and shall be entitled to vote, together as a single class with holders of Class A common stock with respect to any question or matter upon which holders of Class A common stock have the right to vote. Class B common stock shall also entitle the holders thereof to vote as a separate class as set forth herein and as required by law. Holders of Class B common stock shall be entitled to dividends as shall be declared by our Board of Directors from time to time at the same rate per share as the Class A common stock. The holders of the Class B common stock shall have the right to convert each one of their shares to one share of Class A common stock automatically by surrendering the shares of Class B common stock to us.

As shown on the table below, on October 2, 2013, the Company issued the following shares of Class A common stock as founders’ shares at $0.0001 par value to the following officers and directors Andrew Weeraratne, Eugene Nichols and James New and for total proceeds of $475 and issued 50,000 Class A common stock at par value of $0.0001 to Robert Sanford our former Chief Financial Officer and Bo Engberg, one of our directors, each for a total proceeds of $5 each, as an incentive to work for us.

Name	Title	# of Shares	Consideration ($)

I. Andrew Weeraratne	Chief Executive Officer, Director	4,000,000	$400

Eugene Nichols	President, Director	500,000	$50

James New	Chairman of the Board	250,000	$25

Robert Sanford	Former Chief Financial Officer	50,000	$5

Bo Engberg	Director	50,000	$5

On October 2, 2013, the Company issued 7,000,000 shares of Class B common stock as founders’ shares to the Company’s Chief Executive Officer and Director, I. Andrew Weeraratne, for total proceeds of $700.

On October 2, 2013, the Company issued 250,000 Class A common stock at par value of .0001 as founder’s shares to Mr. Gerry Ambrose for total proceeds of $25.

On October 2, 2013 the Company issued the following Class A common stock at par value of .0001 to the following individuals and entities for providing us consulting services:

ITMM Consulting LLC	200,000 shares for $20

Passerelle Corp.	200,000 shares for $20

Mengying Qin	50,000 shares for $5

Antonio Gallini	50,000 shares for $5

On October 10, 2013, the Company issued 500,000 shares of Class A common stock to JSBarkats, PLLC, for an aggregate value of $50 in cash for providing us past and future legal work with regard to this offering.

On October 22, 2013, we circulated a private offering memorandum for sale to persons who qualify as accredited investors and to a limited number of sophisticated investors, on a “best-efforts” basis, up to a maximum of 7,500,000 shares of the Company’s Class A common stock (the “Shares”) at a purchase price of $0.03 per share (the “Purchase Price”). The minimum individual investment was $15,000, with the stipulation, in our sole discretion, to accept subscriptions for lesser amounts and also with the stipulation that the, funds received from all subscribers to be released to us upon acceptance of the subscriptions by us. This offering was made pursuant to Rule 506 of Regulation D promulgated under the Securities Act of 1933, as amended, seeking exemption from the registration requirements of federal securities laws. As of September 30, 2014, the Company sold 6,500,000 shares of Class A common stock each to thirteen subscribers at the Purchase Price for an aggregate offering amount of $195,000.

NOTE 7 – INCOME TAXES

As of September 30, 2014, the Company had net operating loss carry forwards of $81,551 that may be available to reduce future years’ taxable income through 2032. Future tax benefits which may arise as a result of these losses have not been recognized in these financial statements, as their realization is determined not likely to occur and accordingly, the Company has recorded a valuation allowance for the deferred tax asset relating to these tax loss carry-forwards. Components of net deferred tax assets, including a valuation allowance, are as follows at September 30, 2014.

Net Operating loss carry-forward

$   81,551

Total deferred tax assets

     28,543

Less valuation allowances

$  (28,543)

Net deferred tax asset

$            0

In assessing the recovery of the deferred tax assets, management considers whether it is more likely than not that some portion or all of the deferred tax assets will not be realized. The ultimate realization of deferred tax assets is dependent upon the generation of future taxable income in the periods in which those temporary differences become deductible. Management considers the scheduled reversals of future deferred tax assets, projected future taxable income, and tax planning strategies in making this assessment. As a result, management determined it was more likely than not the deferred tax assets would not be realized as of September 30, 2014.

Unaudited Financial Statements for the quarter ended December 31, 2014

Natural Gas Fueling and Conversion, Inc.
Balance Sheets (Unaudited)

	December 31, 2014	September 30, 2014
ASSETS
Current assets
Cash and cash equivalent	48,075	82,819
Marketable securities	29,442	27,561
Total current assets	77,517	110,380

Fixed assets
Software, net	4,745	-

Total assets	82,262	110,380

LIABILITIES AND STOCKHOLDERS' EQUITY (DEFICIT)
Current liabilities
Pre paid stock subscription	1,500	-
Rent payable	2,100	3,000
Total current liabilities	3,600	3,000

Stockholders' equity (deficit)
Preferred stock: $.0001 par value; 10,000,000 shares authorized, no shares issued and outstanding
Class A Common stock: $.0001 par value; 230,000,000 shares authorized, 12,600,000 shares issued and outstanding for the year end	1,260	1,260
Class B Common stock: $.0001 par value; 60,000,000 shares authorized, 7,000,000 shares issued and outstanding for the year end	700	700
Additional paid-in capital	194,350	194,350
Retained earnings (deficit)	(117,648)	(88,930)
Total stockholders' equity (deficit)	78,662	107,380

Total liabilities and stockholders' equity (deficit)	82,262	110,380

The accompanying notes are an integral part of these unaudited financial statements.

Natural Gas Fueling and Conversion Inc.
Statements of Operations (Unaudited)

	Three Months Ended	October 2, 2013 (inception) to December 31, 2013

	December 31, 2014

Operating expenses
Legal fees	$4,950	$12,500
Accounting fees	5,200	3,000
Officer compensation	6,000	4,000
Depreciation	250	0
General and administrative	11,600	8,278
Total operating expenses	28,000	27,778

Loss from operations	(28,000)	(27,778)

Other income
Refunds	1,500	-
Realized gain on marketable securities	494	-
Unrealized loss on marketable securities	(2,852)	-
Dividends received	140	-
Total other income	(718)	0

Net loss	$(28,718)	$(27,778)

Basic and diluted loss per common share	$(0.00)	$(0.00)

Basic and diluted weighted average number of common shares outstanding	19,018,733	17,255,556

The accompanying notes are an integral part of these unaudited financial statements.

Natural Gas Fueling and Conversion Inc.
Statements of Cash Flows (Unaudited)

	Three Months Ended	October 2, 2013 (inception) to December 31, 2013
	December 31,2014

Cash flows from operating activities:
Net loss	$(28,718)	$(27,778)
Adjustments to reconcile net loss to cash used in operating activities:
depreciation	250
Realized gain on marketable securities	(494)	0
Unrealized loss on marketable securities	2,852	0
Dividends received	(140)
Changes in operating assets and liabilities:
Other Current Liabilities	600	0
Net cash used in operating activities	(25,650)	(27,778)

Investing activities:
Purchase of software	(4,995)	0
Change in cash balance in investment account	(4,099)
Net cash used in investing activities	(9,094)	0

Financing activities:
Proceeds from related party debt	0	815
Proceeds from sale of common stock	0	196,310
Net cash provided by financing activities	0	197,125

Net increase (decrease) in cash	(34,744)	224,903
Cash at beginning of period	82,819	-

Cash at end of period	$48,075	$224,903

Supplemental disclosures:
Cash paid for:
Interest	$0	$0
Income taxes	$0	$0

The accompanying notes are an integral part of these unaudited financial statements.

Natural Gas Fueling and Conversion Inc.

Notes to Financial Statements (unaudited)

December 31, 2014

NOTE 1 – DESCRIPTION OF BUSINESS

Natural Gas Fueling and Distribution Inc. (the “Company”) was incorporated in State of Florida on October 2, 2013, and plans to construct and operate combined gasoline, diesel and natural gas (NG) fueling and service stations with convenience stores along with factories to retrofit vehicles to run on NG in the United States. We also plan to acquire currently operating gasoline and diesel fueling stations and add NG bays to introduce NG fueling by expanding those stations. Also we plan to build factories to convert NG to liquefied natural gas (LNG) and compressed natural gas (CNG). Since inception on October 2, 2013, the Company has primarily been involved in conducting research and development, business planning and capital raising activities.

NOTE 2 – SIGNIFICANT ACCOUNTING POLICIES

Basis of Presentation

The accompanying financial statements include all accounts of the Company and in the opinion of management, reflect all adjustments, which include all normal recurring adjustments, necessary to state fairly the Company’s financial position, results of operations and cash flows for the period from October 1, 2014 to December 31, 2014. This financial statement period is not an indicative of the results to be expected for the year ending September 30, 2015, or for any other interim period in future. The unaudited interim financial statements have been prepared in accordance with accounting principles generally accepted in the United States for interim financial information and with the instructions to Securities and Exchange Commission (“SEC”) Form 10-Q. They do not include all of the information and footnotes required by generally accepted accounting principles for complete financial statements. The information included in this Form 10-Q should be read in conjunction with information included in the Company’s 2014 Form 10-K for the fiscal year ended September 30, 2014, filed with the U.S. Securities and Exchange Commission on December 16, 2014.

NOTE 3 – GOING CONCERN

The Company’s financial statements are prepared using generally accepted accounting principles in the United States of America applicable to a going concern which contemplates the realization of assets and liquidation of liabilities in the normal course of business. The Company has not yet established an ongoing source of revenues sufficient to cover its operating costs and allow it to continue as a going concern. The ability of the Company to continue as a going concern is dependent on the Company obtaining adequate capital to fund operating losses until it becomes profitable. If the Company is unable to obtain adequate capital, it could be forced to cease operations. These factors raise substantial doubt about the Company’s ability to continue as a going concern.

In order to continue as a going concern, the Company will need, among other things, additional capital resources. Management’s plan is to obtain a portion of such resources for the Company by selling the 10 million shares it has registered to sell the public. However management cannot provide any assurances that the Company will be successful in raising funds from the public to meet its minimum financial obligations.

The ability of the Company to continue as a going concern is dependent upon its ability to successfully accomplish the plans described in the preceding paragraph and eventually secure other sources of financing and attain profitable operations. The accompanying financial statements do not include any adjustments that might be necessary if the Company is unable to continue as a going concern.

NOTE 4 – INVESTMENTS IN MARKETABLE SECURITIES

Marketable securities are classified as available-for-sale and are presented in the balance sheet at fair value.

Per Accounting Standards Codification 820 “Fair Value Measurement”, fair values defined establishes a framework for measuring fair value under generally accepted accounting principles and expands disclosures about fair value measurements. ASC 820 does not require any new fair value measurements.

ASC 820 establishes a valuation hierarchy for disclosure of the inputs to valuation used to measure fair value. This hierarchy prioritizes the inputs into three broad levels as follows:

Level 1: Quoted market prices in active markets for identical assets or liabilities

Level 2: Observable market based inputs or unobservable inputs that are corroborated by market data

Level 3: Unobservable inputs that are not corroborated by market data

The Company has classified these marketable securities at level 1 with a fair value of $29,442 as of December 31, 2014.

In June 2014, the Company opened an investment and trading account with Interactive Brokers with a capital of $80,000 to invest in various stocks to receive dividends while hedging them by trading options to receive trading profits managed by its Chief Executive Office I. Andrew Weeraratne.  Of the $80,000 initial capital, $ 44,362 remains in cash as of December 31, 2014, and has not been actively invested in stock.  The total realized gains for the period ending December 31, 2014 from trading activities was $494.  The total unrealized loss as of December 31, 2014 is $2,852.  The investment and trading account is recorded at fair market value adjusting the account both by realized and unrealized gain and losses, as required by generally accepted accounting principles, at a balance of $29,442 as of December 31, 2014.

NOTE 5 – CURRENT LIABILITIES

Two overseas investors wire transferred $750 each to acquire 5,000 shares each at .15 cents per share from our current direct public offering although we have not begun to issue shares to the public yet. We have recorded those receipts as pre paid stock subscriptions until those shares are issued in January of 2015, at which time we would recognize those payments as class A commons stock sales of the company.

On February 10, 2014 we signed an agreement to lease office space beginning February 15, 2014 where our phones are answered by a common receptionist for $400.00 per month and we accrued $3,000 as rental expenses for the 7.5 months on our September 30, 2014 financial statements.  In October 2014, we negotiated the monthly rental expenses to $200.00 per month to be effective retroactively and further negotiated to pay the annual rent via unregistered shares of our company currently valued at .15 cents per share prior to the end of the annual lease that will expire on February 15, 2015. Accordingly we have accrued the unpaid rent of $2,100 in our December 31, 2014 and have recorded the deduction of $1,500 we deducted from the rental expenses accrued on the first 7.5 months of the fiscal year ended September 30, 2014 as a refund for the period of December 31, 2014.

NOTE 6- SUBSEQUENT EVENTS

On January 2, 2015, the company borrowed $10,000 from High Tech Fueling, Service and Conversion Inc. (HFSD) at 7% interest to be paid back as soon as we raise the funds from our Direct Public Offering that is currently in the process of applying for various state approvals (Blue Sky approvals) to raise funds. We anticipate that we will have our State applications to raise funds in all the states we plan to raise money would be approved by late January of 2015. At that point we plan to pay off that loan to HFSD. HFSD is also majority owned and controlled by three major shareholders of our company and thus considered a related party.

NATURAL GAS FUELING AND CONVERSION INC.

10,000,000 SHARES OF CLASS A COMMON STOCK

PROSPECTUS

No dealer, sales representative or any other person has been authorized to give any information or to make any representations other than those contained in this prospectus and, if given or made, such information or representation must not be relied upon as having been authorized by the company or any of the underwriters. This prospectus does not constitute an offer of any securities other than those to which it relates or an offer to sell, or a solicitation of any offer to buy, to any person in any jurisdiction where such an offer or solicitation would be unlawful. Neither the delivery of this prospectus nor any sale made hereunder shall, under any circumstances, create an implication that the information set forth herein is correct as of any time subsequent to the date hereof.

________________, 2015

PART II

INFORMATION NOT REQUIRED IN PROSPECTUS

Other Expenses of Issuance and Distribution

The estimated expenses of this offering in connection with the issuance and distribution of the securities being registered, all of which are to be paid by the Company, are as follows:

Various Filing Fees	$400	*
Legal Fees and Expenses	$1,500	*
Accounting Fees and Expenses	$1,000	*
Miscellaneous Expenses	$1,000	*
Total	$3,900	*

* Estimate

Indemnification of Directors and Officers.

The Florida Business Corporation Act permits, but does not require, corporations to indemnify a director, officer or control person of the corporation for any liability asserted against her and liability and expenses incurred by her in her capacity as a director, officer, employee or agent, or arising out of her status as such, if he or she acted in good faith and in a manner he or she reasonably believed to be in, or not opposed to, the best interests of the corporation, and, unless the articles of incorporation provide otherwise, whether or not the corporation has provided for indemnification in its articles of incorporation. Our articles of incorporation have no separate provision for indemnification of directors, officers, or control persons.

Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers or persons controlling our company pursuant to the foregoing provisions, we have been informed that in the opinion of the SEC, such indemnification is against public policy as expressed in the act and is therefore unenforceable.

Recent Sales of Unregistered Securities.

The following are all issuances of securities by the registrant since its formation in October 2013, which were not registered under the Securities Act. In each of these issuances the recipient represented that he or she was acquiring the shares for investment purposes only, and not with a view towards distribution or resale except in compliance with applicable securities laws. No general solicitation or advertising was used in connection with any transaction, and the certificate evidencing the securities that were issued contained a legend restricting their transferability absent registration under the Securities Act or the availability of an applicable exemption therefrom. Unless specifically set forth below, no underwriter participated in the transaction and no commissions were paid in connection with the transactions.

As shown on the table below, on October 2, 2013, the Company issued the following shares of Class A common stock as founders’ shares to the following officers and directors I. Andrew Weeraratne, Eugene Nichols and James New for total proceeds of $475.00 and issued 50,000 Class A common stock at par value of .0001 to Robert Sanford our ex-Chief Financial Officer and Bo Engberg, one of our directors, each for a total proceeds of $5.00 each, as an incentive to work for us.

Name	Title	# of Shares	Consideration ($)

I. Andrew Weeraratne	Chief Executive Officer, Director	4,000,000	$400.00

Eugene Nichols	President, Director	500,000	$50.00

James New	Chairman of the Board	250,000	$25.00

Robert Sanford	Former Chief Financial Officer	50,000	$5.00

Bo Engberg	Director	50,000	$5.00

On October 2, 2013, the Company issued 7,000,000 shares of Class B common stock as founders’ shares to the Company’s Chief Executive Officer and Director, I. Andrew Weeraratne, for total proceeds of $700.00.

On October 2, 2013, the Company issued 250,000 Class A common stock at par value of .0001 as founder’s shares to Mr. Gerry Ambrose for total proceeds of $25.00.

On October 2, 2013 the Company issued the following Class A common stock at par value of .0001 to the following individuals and entities for providing us consulting services:

ITMM Consulting LLC	200,000 shares for $20.00
Passerelle Corp.	200,000 shares for $20.00
Mengying Qin	50,000 shares for $5.00
Antonio Gallini	50,000 shares for $5.00

On October 10, 2013, the Company issued 500,000 shares of Class A common stock to JSBarkats, PLLC, for an aggregate value of $50.00 for providing us past and future legal work with regard to this offering.

On October 22, 2013, we circulated a private offering memorandum for sale to persons who qualify as accredited investors and to a limited number of sophisticated investors, on a “best-efforts” basis, up to a maximum of 7,500,000 shares of the Company’s Class A common stock (the “Shares”) at a purchase price of $0.03 per share (the “Purchase Price”). The minimum individual investment was $15,000, with the stipulation, in our sole discretion, to accept subscriptions for lesser amounts and also with the stipulation that the, funds received from all subscribers to be released to us upon acceptance of the subscriptions by us. This offering was made pursuant to Rule 506 of Regulation D promulgated under the Securities Act of 1933, as amended, seeking exemption from the registration requirements of federal securities laws.

Between October 22, 2013 and October 31, 2013, we issued 5,000,000 shares of our Class A Common Stock valued at $0.03 per share to 10 investors. This offering was made pursuant to Rule 506 of Regulation D. We filed a notice of an exempt offering of securities on Form D with the SEC on November 6, 2013, with reference to this offering. A form of the offering documentation is attached as an exhibit to this prospectus.

From November 1 to November 25, we issued 1,500,000 shares of our Class A Common Stock at $0.03 per share to 3 investors. This offering was made as part of the Rule 506 of Regulation D offering.

Exhibits and Financial Statement Schedules.

Exhibit No.	Description

3.1	Articles of Incorporation of Natural Gas Fueling and Conversion Inc. (filed as Exhibit 3.1 to the Company’s Registration Statement on Form S-1, filed with the SEC on November 27, 2013)

3.2	Bylaws of Natural Gas Fueling and Conversion Inc. (filed as Exhibit 3.2 to the Company’s Registration Statement on Form S-1, filed with the SEC on November 27, 2013)

5.1	Opinion of JSBarkats, PLLC on form S-1 A/6 filed with the SEC on May 28, 2014

10.1	Form of Subscription Agreement (filed as Exhibit 10.1 to the Company’s Registration Statement on Form S-1, filed with the SEC on November 27, 2013)

10.2	Preliminary Joint Venture Agreement (filed as Exhibit 10.2 to the Company’s Registration Statement on Form S-1, filed with the SEC on November 27, 2013)

14.1	Code of Business Conduct and Ethics (filed as Exhibit 14.1 to the Company’s Registration Statement on Form S-1, filed with the SEC on November 27, 2013)

23.1	Consent of MaloneBailey, LLP*

23.2	Consent of Counsel (included in Exhibit 5.1)

* filed herewith

Undertakings.

The undersigned registrant hereby undertakes:

1.	To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement, to:

(i)	include any prospectus required by Section 10(a)(3) of the Securities Act;

(ii)

reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than 20% change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective registration statement; and

(iii)

To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement.

2.

That, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

3.	To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

4.

that insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the registrant, the registrant has been advised that in the opinion of the SEC, such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registration of expenses incurred or paid by a director, officer or controlling person to the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question of whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

5.

That, for the purpose of determining liability under the Securities Act to any purchaser, if the registrant is subject to Rule 430C, each prospectus filed pursuant to Rule 424(b) as part of a registration statement relating to an offering, other than registration statements relying on Rule 430B or other than prospectuses filed in reliance on Rule 430A, shall be deemed to be part of and included in the registration statement as of the date it is first used after effectiveness. Provided, however, that no statement made in a registration statement or prospectus that is part of the registration statement or made in a document incorporated or deemed incorporated by reference into the registration statement or prospectus that is part of the registration statement will, as to a purchaser with a time of contract of sale prior to such first use, supersede or modify any statement that was made in the registration statement or prospectus that was part of the registration statement or made in any such document immediately prior to such date of first use.

6.

That, for the purpose of determining liability of the registrant under the Securities Act to any purchaser in the initial distribution of the securities, the undersigned registrant undertakes that in a primary offering of securities of the undersigned registrant pursuant to this registration statement, regardless of the underwriting method used to sell the securities to the purchaser, if the securities are offered or sold to such purchaser by means of any of the following communications, the undersigned registrant will be a seller to the purchaser and will be considered to offer or sell such securities to such purchaser:

(i)	Any preliminary prospectus or prospectus of the undersigned registrant relating to the offering required to be filed pursuant to Rule 424 (§ 230.424 );

(ii)	Any free writing prospectus relating to the offering prepared by or on behalf of the undersigned registrant or used or referred to by the undersigned registrant;

(iii)

The portion of any other free writing prospectus relating to the offering containing material information about the undersigned registrant or its securities provided by or on behalf of the undersigned registrant; and

(iv)	Any other communication that is an offer in the offering made by the undersigned registrant to the purchaser.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, as amended, the registrant has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Coral Gables, State of Florida on January 27, 2015.

Natural Gas Fueling and Conversion Inc.

By:	/s/ I. Andrew Weeraratne
Name: I. Andrew Weeraratne
Title: Chief Executive Officer

POWER OF ATTORNEY

Each person whose signature appears below hereby constitutes and appoints I. Andrew Weeraratne, his true and lawful attorney-in-fact and agent, with full power of substitution and resubstitution, for him and in his name, place and stead, in any and all capacities, to sign any and all amendments (including post-effective amendments) and supplements to this registration statement, and to file the same, with all exhibits thereto, and other documents in connection therewith, with the U.S. Securities and Exchange Commission, and hereby grants to such attorney-in-fact and agent, full power and authority to do and perform each and every act and thing requisite and necessary to be done, as fully to all intents and purposes as he might or could do in person, hereby ratifying and confirming all that said attorney-in-fact and agent, or his substitute or substitutes, may lawfully do or cause to be done by virtue hereof.

Pursuant to the requirements of the Securities Act of 1933, as amended, this registration statement has been signed by the following persons in the capacities and on the dates indicated.

Signature	Title	Date

/s/ I. Andrew Weeraratne	Chief Executive Officer (PEO), Chief Financial Officer (PAO), Director	January 27, 2015
I. Andrew Weeraratne

/s/ James C. New	Chairman of the Board of Directors	January 27, 2015
James C. New

/s/ Eugene Nichols	President, Secretary, Treasurer, Director	January 27, 2015
Eugene Nichols

/s/ Bo G. Engberg	Director	January 27, 2015
Bo G. Engberg